Exhibit 10.3

THIRTEENTH AMENDED AND RESTATED
LIQUIDITY AGREEMENT

among

BUNGE ASSET FUNDING CORP.

THE FINANCIAL INSTITUTIONS LISTED
ON THE SIGNATURE PAGES HERETO

CITIBANK, N.A.,
as Syndication Agent,

BNP PARIBAS,
MIZUHO BANK, LTD.,
SUMITOMO MITSUI BANK CORPORATION
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of December 14, 2018

JPMorgan Chase Bank, N.A. and Citibank, N.A.,
as Lead Arrangers

BNP Paribas Securities Corp., Mizuho Bank, Ltd., Sumitomo Mitsui Bank Corporation and U.S. Bank National Association,
as Joint Lead Arrangers

and

Citibank, N.A., JPMorgan Chase Bank, N.A., BNP Paribas Securities Corp., Mizuho Bank, Ltd., Sumitomo Mitsui Bank Corporation and U.S. Bank National Association,
as Bookrunners

TABLE OF CONTENTS

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THIRTEENTH AMENDED AND RESTATED

LIQUIDITY AGREEMENT

THIRTEENTH AMENDED AND RESTATED LIQUIDITY AGREEMENT, dated as of December 14, 2018 (as amended, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Agreement”), among BUNGE ASSET FUNDING CORP., a Delaware corporation (hereinafter, together with its successors and assigns, called “BAFC”), the lenders that are parties hereto (hereinafter each, together with its successors and assigns, a “Liquidity Bank”, and collectively, together with their successors and assigns, the “Liquidity Banks”), and JPMORGAN CHASE BANK, N.A., a banking association, as agent for the Liquidity Banks (hereinafter, together with its successors and assigns in such capacity, the “Administrative Agent”).  This Agreement amends and restates that certain Twelfth Amended and Restated Liquidity Agreement, dated as of November 20, 2014, among BAFC, the Liquidity Banks and the Administrative Agent.

WITNESSETH:

WHEREAS, BAFC proposes to issue and sell its Commercial Paper in the United States commercial paper market and utilize the net proceeds thereof to make advances under the Series 2000-1 VFC Certificate;

WHEREAS, BAFC has made application to the Liquidity Banks for the commitment of the Liquidity Banks to make loans to BAFC, the proceeds of which shall be used to either make payments in respect of BAFC’s Commercial Paper or to fund advances under the Series 2000-1 VFC Certificate;

WHEREAS, subject to the terms and conditions set forth herein, the Liquidity Banks are willing to make such loans to BAFC; and

WHEREAS, BAFC desires to utilize the facility provided by the Liquidity Banks under this Agreement both as a revolving credit facility and as a back-up liquidity facility for any Commercial Paper issued by BAFC, and the Liquidity Banks intend to make such facility available for both such purposes.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01      Definitions.  Except as otherwise expressly provided below or elsewhere herein, or unless the context otherwise requires, capitalized terms used herein shall have the meanings assigned to such terms in Annex X (as amended, supplemented or otherwise modified and in effect from time to time, “Annex X”) attached to the Fifth Amended and Restated Pooling Agreement, dated as of June 28, 2004, among BAFC, Bunge Management Services, Inc., as the Servicer, and The Bank of New York Mellon, as Trustee (as amended, supplemented or otherwise modified and in effect from time to time, the “Pooling Agreement”), which is incorporated by reference herein.

Notwithstanding any other provision contained herein or in the other Commercial Paper Program Documents, all terms of an accounting or financial nature used herein and in the other Commercial Paper Program Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Commercial Paper Program Documents shall be made, and prepared:

(a)           in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.02 below (and all defined terms used in the definition of any accounting term used in Section 7.02 below) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 7.01(j) below.  In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 7.02 below, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with BAFC’s financial statements at the time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein; and

(b)          without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of BAFC, the Guarantor or any of their Subsidiaries at “fair value”, as defined therein.

Notwithstanding the foregoing or anything to the contrary set forth herein or in Annex X, to the extent a change in GAAP occurs (whether or not such change is, as of the date hereof, already scheduled to occur after the date hereof) which results in operating leases being treated or classified as capital leases or which reclassifies capital leases using different terminology (e.g., as “finance leases”), such change shall not be given effect under the Commercial Paper Program Documents (including, without limitation, in any computation of financial covenants), and BAFC, the Guarantor and any of their respective Subsidiaries shall continue to provide financial reporting which differentiates between operating leases and capital leases, in each case in accordance with GAAP as in effect on the date hereof.

SECTION 1.02      Interest Rates; LIBOR Notification.  The interest rate on LIBOR Liquidity Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Liquidity Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 4.09(b) of this Agreement, such Section 4.09(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify BAFC, pursuant to Section 4.09, in advance of any change to the reference rate upon which the interest rate on LIBOR Liquidity Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 4.09(b), will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

COMMERCIAL PAPER OPERATIONS

SECTION 2.01      Issuance of Commercial Paper.

(a)           Subject to the provisions of this Section 2.01 and to Article VI hereof, so long as the Depositary is not in receipt of instructions then in effect from the Administrative Agent, given in accordance with this Section 2.01 and the Depositary Agreement, not to issue or deliver Commercial Paper because a No-Issuance Condition for Commercial Paper has occurred and is continuing, BAFC shall have the right prior to the Liquidity Commitment Expiration Date, from time to time to issue and sell Commercial Paper pursuant to the terms of this Agreement and the Depositary Agreement.  Any instructions to cease Commercial Paper issuance from the Administrative Agent to the Depositary shall specify the event as being the reason to cease issuing and delivering Commercial Paper.  The Administrative Agent agrees that it shall only instruct the Depositary not to issue or deliver Commercial Paper if there shall have occurred one or more of the events described in this subsection 2.01(a). If the Administrative Agent shall, as permitted by this subsection 2.01(a) and the Depositary Agreement, instruct the Depositary not to issue or deliver Commercial Paper, BAFC shall not thereafter issue and sell any Commercial Paper.  Concurrently with the giving of any such instructions to the Depositary, the Administrative Agent shall give notice thereof to BAFC, the Servicer, the Collateral Agent, the Letter of Credit Agent, each Placement Agent and the Series 2000-1 Rating Agencies, but failure to do so shall not impair the effect of such instructions.

(b)          BAFC agrees that each CP Note shall (i) be in the applicable form attached to the Depositary Agreement and be completed in accordance with this Agreement and the Depositary Agreement, (ii) be dated the date of issuance thereof, (iii) be made payable to the order of a named payee or bearer, (iv) have a maturity date which shall be a Business Day not later than the earliest to occur of (A) the one hundred and eightieth (180th) day following the issuance thereof, (B) the third (3rd) Business Day prior to the Liquidity Commitment Expiration Date and (C) the third (3rd) Business Day prior to the L/C Expiration Date in effect on the date of the issuance thereof, and (v) be in a Face Amount of $100,000 or an integral multiple of $1,000 in excess thereof; provided that no issuance of Commercial Paper shall be made if, after giving effect to such issuance, the Credits Outstanding shall exceed the Aggregate Available Liquidity Commitment.  All Commercial Paper shall be delivered and issued against payment therefor in accordance with the terms of this Agreement and the Depositary Agreement.

SECTION 2.02      Commercial Paper Account; Payment of Commercial Paper.

(a)          Contemporaneously with the execution and delivery by BAFC of the Depositary Agreement, and for the purposes of this Agreement, the Security Agreement and the Depositary Agreement, the Depositary shall establish at its banking offices in The City of New York a special purpose non-interest bearing trust account for the sole and exclusive benefit of the Secured Parties (said account being referred to herein and in the Depositary Agreement as the “Commercial Paper Account”), over which the Depositary shall have sole dominion and control and sole right of withdrawal.  Proceeds of the sale of Commercial Paper shall be deposited in the Commercial Paper Account and used to the extent necessary to pay matured and concurrently maturing Commercial Paper; otherwise proceeds of the sale of Commercial Paper shall be transferred to the Cash Collateral Account for disposition in accordance with the Security Agreement.

(b)          Contemporaneously with the execution and delivery by BAFC of the Depositary Agreement and for the purposes of this Agreement, the Security Agreement and the Depositary Agreement, the Depositary shall establish at its banking offices in The City of New York a special purpose, non-interest bearing trust account, for the sole and exclusive benefit of the holders of the outstanding Commercial Paper, over which the Depositary shall have sole dominion and control and the sole right of withdrawal (said account being referred to herein and in the Depositary Agreement as the “Special Payment Account”).  Proceeds of a Liquidity Loan made in accordance with subsection 3.01(a)(ii), (iii) or (iv) hereof and Section 8(b), (c) or (d) of the Depositary Agreement and all funds received from the Collateral Agent at any time that the Collateral Agent indicates that a Security Agreement Event of Default exists and is continuing shall be deposited in the Special Payment Account and used to the extent necessary to pay in full the Commercial Paper as it matures.  BAFC shall have no legal, equitable or beneficial interest in the Special Payment Account.

ARTICLE III

LIQUIDITY LOANS

SECTION 3.01      Liquidity Loans.

(a)           Subject to and upon the terms and conditions herein set forth, each Liquidity Bank severally agrees on a revolving basis prior to the Liquidity Commitment Expiration Date, to make a loan or loans (each a “Liquidity Loan” and collectively, the “Liquidity Loans”) to BAFC, which Liquidity Loans may be repaid and the principal amount thereof (with the exception of Exiting Loans) reborrowed and bear interest in accordance with the provisions hereof and shall be made by the Liquidity Banks (with the exception of Exiting Loans) pro rata on the basis of their Percentages of the Aggregate Liquidity Commitment as follows:

(i)           If, on any Business Day that Commercial Paper matures, BAFC is unable to or is not permitted to (including, but not limited to, as a result of the occurrence of a Mandatory CP Wind-Down Event) issue additional Commercial Paper in an aggregate net amount sufficient to repay in full all Commercial Paper maturing on such day (the excess of the amount required to pay in full all such Commercial Paper maturing on such day after giving effect to any disbursement with respect to such maturing Commercial Paper from the Cash Collateral Account or the Commercial Paper Account, over the sum of the net amount obtained by the issuance of Commercial Paper on such day, being hereinafter referred to as a “Commercial Paper Deficit”), each Liquidity Bank shall, upon (x) receipt of notice (which may be a facsimile) from the Administrative Agent (which shall timely deliver such notice following its receipt of a similar written notice from the Depositary) to the effect that BAFC is unable to so issue and sell additional Commercial Paper at any price and the amount of the Commercial Paper Deficit and (y) request of the Administrative Agent (which shall timely deliver such notice following its receipt of a similar written request from the Depositary), which may be contained in the notice referred to in the preceding clause (x), and subject to the limitations imposed by subsection 3.01(c) and Section 6.03 hereof, make a Liquidity Loan in an aggregate principal amount equal to (1) the product of (A) such Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment, times (B) the Commercial Paper Deficit, less (2) the product of (A) such Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment, times (B) the Series 2000-1 Invested Percentage of Defaulted Loans reflected on the Daily Report delivered on such day (calculated by converting any Defaulted Loans denominated in Approved Currencies other than Dollars into Dollars at the Rate of Exchange).

(ii)          If the Administrative Agent shall have failed to timely provide BAFC the notice of extension of the Liquidity Commitment Expiration Date described in subsection 4.03(b) not later than twenty-five (25) days before the then current Liquidity Commitment Expiration Date, then BAFC shall request the Administrative Agent to request each Liquidity Bank to make, and each Liquidity Bank shall upon receipt of any such request, subject to the limitations imposed by subsection 3.01(c) and Section 6.03, no later than the fifth Business Day prior to any upcoming Liquidity Commitment Expiration Date make, a Liquidity Loan in a principal amount equal to (1) the product of (A) such Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment times (B) the Face Amount of all Commercial Paper outstanding on such day, after giving effect to funds otherwise available to pay such Commercial Paper on such day, less (2) the product of (A) such Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment, times, (B) the Series 2000-1 Invested Percentage of Defaulted Loans reflected on the Daily Report delivered on such day (calculated by converting any Defaulted Loans denominated in Approved Currencies other than Dollars into Dollars at the Rate of Exchange).

(iii)         Not later than the fifth Business Day prior to any upcoming Liquidity Commitment Expiration Date with respect to which there exists an Exiting Bank, BAFC shall request the Administrative Agent to request each Exiting Bank to make, and each Existing Bank shall upon receipt of any such request, subject to the limitations imposed by subsection 3.01(c) and Section 6.03, make a Liquidity Loan (i.e., an Exiting Loan as defined in subsection 4.03(c)(ii) hereof) in a principal amount equal to (1) the product of (A) such Exiting Bank’s Percentage of the Aggregate Liquidity Commitment (prior to any reduction as a result of the removal of the Exiting Bank) times (B) the Face Amount of Commercial Paper then outstanding, after giving effect to funds otherwise available to pay such Commercial Paper on such day, less (2) the product of (A) such Exiting Bank’s Percentage of the Aggregate Liquidity Commitment, times (B) the Series 2000-1 Invested Percentage of Defaulted Loans reflected on the Daily Report delivered on such day (calculated by converting any Defaulted Loans denominated in Approved Currencies other than Dollars into Dollars at the Rate of Exchange).

(iv)         In the event of the occurrence of a Mandatory Liquidation Event, then each Liquidity Bank shall, upon receipt of a request of the Administrative Agent (which shall timely deliver such notice following its receipt of a similar written request from the Depositary), immediately in accordance with subsection 3.01(b), subject to the limitations imposed by subsection 3.01(c) and Section 6.03, make a Liquidity Loan in a principal amount equal to (1) the product of (A) such Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment times (B) the Face Amount of all Commercial Paper outstanding on such day, after giving effect to funds otherwise available to pay such Commercial Paper on such day, less (2) the product of (A) such Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment, times (B) the Series 2000-1 Invested Percentage of Defaulted Loans reflected on the Daily Report delivered on such day (calculated by converting any Defaulted Loans denominated in Approved Currencies other than Dollars into Dollars at the Rate of Exchange).

(v)          Each Liquidity Bank shall in addition to its obligations under subsection 3.01(a)(i), upon receipt by the Administrative Agent of a Notice of Borrowing from BAFC or the Depositary (acting as attorney-in-fact for BAFC) in accordance with subsection 3.01(b) and subject to the limitations imposed by subsection 3.01(c), Section 6.03 and Section 6.04, make a Liquidity Loan in a principal amount equal to (1) the product of (A) such Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment times (B) the amount of the Borrowing requested by BAFC or the Depositary, less (2) the product of (A) such Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment, times (B) the Series 2000-1 Invested Percentage of Defaulted Loans reflected on the Daily Report delivered on such day (calculated by converting any Defaulted Loans denominated in Approved Currencies other than Dollars into Dollars at the Rate of Exchange).  Prior to the occurrence of a Mandatory Liquidation Event, the proceeds of each Liquidity Loan made pursuant to this clause (v) shall be deposited in the Cash Collateral Account and may be used by BAFC to fund additional advances under the Series 2000-1 VFC Certificate.

(b)          In order to effect Borrowings hereunder, BAFC or the Depositary (the Depositary acting as attorney-in-fact for BAFC in accordance with Section 8 of the Depositary Agreement), shall give the Administrative Agent written notice (each, a “Notice of Borrowing”) of the aggregate principal amount of any Liquidity Loan required by subsection 3.01(a) hereof  (i) for each Borrowing consisting of a Prime Rate Liquidity Loan, not later than 11:00 a.m. (New York City time) on the date of such Borrowing, or (ii) for each Borrowing consisting of a LIBOR Liquidity Loan, not later than 11:00 A.M. (New York City time) three Business Days before the date of such Borrowing.  Each such Notice of Borrowing shall specify: (i) the type of Liquidity Loan comprising such Borrowing, (ii) the amount of such Borrowing required by subsection 3.01(a) hereof and (iii) in the case of a Borrowing consisting of a LIBOR Liquidity Loan, the Interest Period with respect thereto.  The Administrative Agent shall promptly (and, in any event, by 1:30 P.M. (New York City time) if the Administrative Agent has received the Notice of Borrowing by 11:00 A.M. (New York City time) from BAFC or the Depositary) give each Liquidity Bank telephonic notice (confirmed in writing promptly thereafter) of such request.  Each Borrowing requested pursuant to subsection 3.01(a)(v) shall be in an amount equal to at least $10,000,000 and multiples of $1,000,000 in excess thereof (or if the then Aggregate Available Liquidity Commitment is less than $10,000,000, such lesser amount).

Each Borrowing pursuant to subsections 3.01(a)(i), (ii), (iv) and (v) shall be made ratably by the Liquidity Banks in proportion to each Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment.  No later than 3:00 P.M. (New York City time) on the date on which a Liquidity Loan is to be made, the Administrative Agent acting on behalf of the Liquidity Banks will make available to BAFC in freely transferable Dollars and in immediately available funds the Liquidity Loan received by the Administrative Agent from the Liquidity Banks required to be made on such day by the Liquidity Banks by remitting the proceeds of such Liquidity Loan to the Commercial Paper Account (or with respect to Liquidity Loans made pursuant to subsection 3.01(a)(v), to the Cash Collateral Account) for application by the Depositary in accordance with the terms of the Depositary Agreement.  BAFC may subsequently (prior to the occurrence and continuation of a Mandatory Liquidation Event) elect to convert a Prime Rate Liquidity Loan to a LIBOR Liquidity Loan, or to continue to maintain a LIBOR Liquidity Loan as a LIBOR Liquidity Loan for an additional Interest Period, in accordance with the procedures set forth in subsection 3.01(h) below.

(c)          Notwithstanding any other provision hereof or of any other Transaction Document, no Liquidity Loan shall be made by a Liquidity Bank to BAFC in a principal amount exceeding, together with the aggregate principal amount of such Liquidity Bank’s then outstanding Liquidity Loans, (i) such Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment minus (ii) the product of (x) such Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment, times (y) the Series 2000-1 Invested Percentage of Defaulted Loans reflected on the most recent Daily Report (calculated by converting any Defaulted Loans denominated in Approved Currencies other than Dollars into Dollars at the Rate of Exchange).

(d) Subject to Section 3.01(c), Section 6.03 and 8.03(a) hereof, each Liquidity Loan required to be made pursuant to Section 3.01(a)(i)-(iv) shall be made by the Liquidity Banks notwithstanding the occurrence of any Mandatory Liquidation Event.

(e) BAFC hereby agrees that it shall use the proceeds of each Liquidity Loan solely to (i) make payments in respect of maturing Commercial Paper or, (ii) in the case of Liquidity Loans made in the circumstances set forth in subsection 3.01(a)(v), fund advances under the Series 2000-1 VFC Certificate and pay expenses incurred in connection with this Agreement.

(f) Each Liquidity Loan shall mature and become due and payable on the Liquidity Commitment Expiration Date (which Liquidity Commitment Expiration Date, in the case of an Exiting Loan, shall be the Liquidity Commitment Expiration Date with respect to which such Exiting Loan is made, and not, for the avoidance of doubt, the Liquidity Commitment Expiration Date as it may have been extended by the other Liquidity Banks pursuant to Section 4.03) or, if earlier, the date on which a Mandatory Liquidation Event has occurred and the Administrative Agent shall have declared the Liquidity Loans due and payable.  In addition, each Liquidity Loan shall be repaid in accordance with Section 5.02 hereof and Articles V and VI of the Security Agreement.

(g)

(i)            After receiving telephonic notice (confirmed in writing promptly thereafter) from the Administrative Agent of a Notice of Borrowing, each Liquidity Bank (or solely an Exiting Bank in the case of an Exiting Loan) shall make available to the Administrative Agent, at its office in New York, New York in immediately available funds, prior to 2:30 P.M., New York City time, on the day such telephonic notice is received, with respect to any Borrowing consisting of a Prime Rate Liquidity Loan, or three Business Days after such telephonic notice is received, with respect to any Borrowing consisting of a LIBOR Liquidity Loan, such Liquidity Bank’s Percentage of such Liquidity Loan (or amount of Exiting Loan, as applicable) required to be made on such day; provided, however, that with respect to any Liquidity Bank that is assigned a short-term credit rating below “A-1” or “P-1” by S&P or Moody’s, respectively, the Administrative Agent shall draw on any letter of credit or other similar instrument issued by a bank that is confirming such Liquidity Bank’s obligation to make such Liquidity Loans prior to 2:30 p.m., New York City time, on the day such Liquidity Loan is required to be made as set forth above.  Each Liquidity Bank shall indemnify and hold harmless the Administrative Agent from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses (including, without limitation, attorneys’ fees and expenses) resulting from any failure on the part of such Liquidity Bank to provide the Administrative Agent with such Liquidity Bank’s Percentage of any Liquidity Loan (or amount of Exiting Loan, as applicable) paid by the Administrative Agent in accordance with the provisions of subsections 3.01(a)(i)-(iv) and any Liquidity Bank that shall fail to fund its Percentage of such Liquidity Loan shall pay interest on any such shortfall at the daily NYFRB Rate until such amount has been paid.

(ii)          With respect to any Borrowing requested to be made pursuant to subsection 3.01(a)(v), unless the Administrative Agent shall have been notified in writing by any Liquidity Bank prior to 2:30 P.M., New York City time, on the day such Borrowing is to be made that such Liquidity Bank will not make available to the Administrative Agent its Percentage of such Borrowing, the Administrative Agent may assume that such Liquidity Bank will make such amount available to the Administrative Agent on the date of such Borrowing, and the Administrative Agent may, in reliance upon such assumption, make available to BAFC a corresponding amount. If such amount is not made available to the Administrative Agent at or before the required time on the date of such Borrowing, such Liquidity Bank shall pay to the Administrative Agent, on demand, such amount, with interest thereon at a rate equal to the daily NYFRB Rate for the period from and including the date of such Borrowing to the date such Liquidity Bank makes such amount immediately available to the Administrative Agent.  If such Liquidity Bank’s Percentage of such Borrowing is not made available to the Administrative Agent by such Liquidity Bank within three (3) Business Days after the date of such Borrowing, the Administrative Agent also shall be entitled to recover such amount from BAFC, together with interest from the date such amount was made available to BAFC at the rate per annum then applicable to such Borrowing hereunder.

(h)           In the event BAFC wishes to convert an existing LIBOR Liquidity Loan to a Prime Rate Liquidity Loan, BAFC shall give telephonic (confirmed in writing promptly thereafter) or written notice to the Administrative Agent of such election by 1:00 p.m. (New York City time) on the date at least one (1) Business Day prior to the date on which BAFC specifies (in accordance with this Section 3.01(h)) that such conversion is to take effect; provided, that any such conversion of LIBOR Liquidity Loans may only be made on the last day of the Interest Period with respect thereto. In the event BAFC wishes to convert an existing Prime Rate Liquidity Loan to a LIBOR Liquidity Loan or to continue an existing LIBOR Liquidity Loan as a LIBOR Liquidity Loan for an additional Interest Period, BAFC shall give telephonic (confirmed in writing promptly thereafter) or written notice to the Administrative Agent of such election (A) in the case of a conversion, by 1:00 p.m. (New York City time) on the date at least three (3) Business Days prior to the date on which BAFC specifies (in accordance with this subsection 3.01(h)) that such conversion is to take effect, or (B) in the case of a continuation, by 1:00 p.m. (New York City time) on the date at least three (3) Business Days prior to the last day of the applicable Interest Period.  In the event BAFC fails to timely give the notice of election described above, or if a Mandatory Liquidation Event shall have occurred, an existing Prime Rate Liquidity Loan shall continue as a Prime Rate Liquidity Loan, and an existing LIBOR Liquidity Loan shall, at the end of the Interest Period applicable thereto, convert to a Prime Rate Liquidity Loan thereafter (subject to later election of BAFC in accordance with this subsection 3.01(h)).  The term “Interest Period” means the period with respect to a LIBOR Liquidity Loan commencing (x) in the case of the first Interest Period with respect to an initial Borrowing of such LIBOR Liquidity Loan, on the Liquidity Loan disbursement date, (y) in the case of conversion of a Prime Rate Liquidity Loan to a LIBOR Liquidity Loan, on the date of conversion and (z) in all other cases, on the last day of the immediately preceding Interest Period, and ending on the date one (1), two (2), three (3) or six (6) month(s) thereafter as selected by BAFC in the Notice of Borrowing or notice of conversion; provided, however, that:

(i)            BAFC may not select an Interest Period that extends beyond the Liquidity Commitment Expiration Date;

(ii)           whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii)          for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such Interest Period is to end or if such Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

SECTION 3.02      The Liquidity Loan Notes.

(a)           BAFC’s obligation to pay the principal of and interest on all the Liquidity Loans made by each Liquidity Bank or, in the case of an Exiting Loan, by an Exiting Bank, shall be evidenced by a single note of BAFC with respect to each such Liquidity Bank (or Exiting Bank, as the case may be) (each, a “Liquidity Loan Note” and collectively, the “Liquidity Loan Notes”) which shall: (1) be dated the date such Liquidity Bank becomes a party to this Agreement; (2) be in the stated principal amount equal to the relevant Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment (as the same may be decreased pursuant to Section 4.02 or 4.03 hereof); (3) bear interest as provided in Section 3.03 hereof; (4) be payable on the earlier of the Liquidity Commitment Expiration Date and the date on which a Mandatory Liquidation Event has occurred and the Administrative Agent shall have declared the Liquidity Loan Note to be due and payable; (5) be entitled to the benefits of this Agreement, the Guaranty, the Letter of Credit and the Security Agreement; and (6) be substantially in the form of Exhibit A to this Agreement with blanks appropriately completed in conformity herewith.  Each Liquidity Bank shall, and is hereby authorized to, make a notation on the schedule attached to its Liquidity Loan Note (or on a continuation of such schedule), or in the records of such Liquidity Bank, of the date and amount of the payment of principal thereon (which notations shall, in absence of evidence to the contrary, be presumptive evidence of the outstanding principal amount thereof) and prior to any transfer of its Liquidity Loan Note, such Liquidity Bank shall endorse the outstanding principal amount of such Liquidity Loan Note on the schedule attached thereto; provided, however, that the failure to make such a notation shall not adversely affect such Liquidity Bank’s rights with respect to the Liquidity Loans.

(b)          Although the Liquidity Loan Note of each Liquidity Bank shall be dated the date such Liquidity Bank becomes a party to this Agreement, interest in respect thereof shall be payable only for the periods during which Liquidity Loans are outstanding thereunder.  In addition, although the stated principal amount of the Liquidity Loan Note shall be equal to the related Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment, such Liquidity Loan Note shall be enforceable with respect to BAFC’s obligation to pay the principal thereof only to the extent of the unpaid principal amount of the Liquidity Loans outstanding thereunder at the time such enforcement shall be sought.

SECTION 3.03       Interest.

(a)           BAFC shall pay interest prior to maturity, and prior to the occurrence of a Mandatory Liquidation Event, on the unpaid principal amount of each LIBOR Liquidity Loan from and including the first day of the Interest Period applicable to such LIBOR Liquidity Loan to but excluding the last day of such Interest Period (or, if occurring earlier, to maturity, whether by acceleration or otherwise), at a rate per annum (calculated on the basis of actual days elapsed in a year of 360 days) equal to the Series 2000-1 Applicable Margin plus the Adjusted LIBOR Rate in effect from time to time, payable as provided in subsection 3.03(b) herein.  Prior to maturity and prior to the occurrence of a Mandatory Liquidation Event, BAFC shall pay interest on the unpaid principal amount of each Prime Rate Liquidity Loan from and including the date such Liquidity Loan is made (or converted to a Prime Rate Liquidity Loan) to but excluding the date such Liquidity Loan is converted to a LIBOR Liquidity Loan (or, if occurring earlier, to maturity, whether by acceleration or otherwise), at a rate per annum (calculated on the basis of actual days elapsed in a year of 365 or 366 days, as the case may be) equal to (i) the ABR in effect from time to time plus, (with the following amount in no event to be less than zero), (ii) the Series 2000-1 Applicable Margin minus 1.0%.

(b)           BAFC agrees to pay interest in respect of the unpaid principal amount of and interest on, each Liquidity Loan after maturity thereof (whether by acceleration or otherwise) or during the continuance of a Mandatory Liquidation Event, until paid in full at a rate per annum equal to the sum of (i) 2.0%, plus (ii) the interest rate then in effect with respect to such Liquidity Loan, plus (iii) the Series 2000-1 Applicable Margin then in effect.

(c)          Accrued interest in respect of each Liquidity Loan shall be payable in arrears on (i) with respect to any LIBOR Liquidity Loan having an Interest Period of three months or less, the last day of such Interest Period, (ii) with respect to any LIBOR Liquidity Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (iii) with respect to any Prime Rate Liquidity Loan, the last day of each March, June, September and December to occur while such Prime Rate Liquidity Loan is outstanding and (iv) with respect to any Liquidity Loan, on the date of any prepayment (with respect to the amount prepaid), on the date of conversion of such Liquidity Loan, at maturity (whether by acceleration, demand or otherwise) and after such maturity, on demand.

SECTION 3.04       Responsibilities of Each Liquidity Bank.  The failure of any Liquidity Bank to make any advance to be made by it as part of any Liquidity Loan shall not relieve any other Liquidity Bank of its obligation hereunder to make its advance on the date of such Liquidity Loan, but no Liquidity Bank shall be responsible for the failure of any other Liquidity Bank to make the Liquidity Loan to be made by such Liquidity Bank on the date of any Liquidity Loan.

SECTION 3.05     Confirming Letters of Credit.  The full amount of each payment made to the Administrative Agent under any confirming letter of credit issued on behalf of any Liquidity Bank pursuant to the terms hereof, shall be applied to such Liquidity Bank’s obligation to make the Liquidity Loans in respect of which such drawing is made to the same extent as if the amount thereof had been paid directly to the Administrative Agent by such Liquidity Bank.  Each such payment shall be deemed to satisfy such Liquidity Bank’s obligation to fund hereunder to the extent of such payment.

ARTICLE IV

OTHER CREDIT TERMS

SECTION 4.01      Fees.

(a)          Prior to the Liquidity Commitment Expiration Date or the termination of the Aggregate Liquidity Commitment in accordance with Section 8.03, BAFC agrees to pay to the Administrative Agent for distribution to each Liquidity Bank (other than a Defaulting Liquidity Bank that is not a Performing Liquidity Bank) pro rata in accordance with their respective Percentage of the Aggregate Liquidity Commitment, a fee (the “Commitment Fee”) which shall accrue on each day in an amount equal to the product of (i) the Unused Fee Rate times (ii) the excess of the average Aggregate Liquidity Commitment on such day over the average outstanding principal balance of any Liquidity Loans on such day.  The Commitment Fee shall be paid quarterly in arrears commencing on the Distribution Date in February 2019.

(b)          BAFC shall indemnify each Liquidity Bank against, and on demand reimburse each Liquidity Bank for, any loss, premium, penalty or expense which such Liquidity Bank may pay or incur (including, without limitation, any loss or expense incurred by reason of the relending, depositing or other employment of funds acquired by such Liquidity Bank to fund a Liquidity Loan) as a result of (i) any failure by BAFC to borrow a Liquidity Loan on a date specified therefor in a Notice of Borrowing (whether or not withdrawn), or to continue as, or convert a LIBOR Liquidity Loan in accordance with the related notice, (ii) any prepayment of a LIBOR Liquidity Loan prior to the end of the applicable Interest Period pursuant to Section 5.02 hereof or purchase of a LIBOR Liquidity Loan pursuant to subsection 4.05(d) hereof (including but not limited to any loss on the reemployment of funds) or (iii) any failure by BAFC to prepay a Liquidity Loan on a date specified therefor in a notice of prepayment pursuant to Section 5.02 hereof; provided, however, that BAFC shall not be obligated to indemnify a Defaulting Liquidity Bank that is not a Performing Liquidity Bank for any such loss or expense (incurred while such Liquidity Bank was a Defaulting Liquidity Bank) related to the prepayment or assignment of any LIBOR Liquidity Loan owed to such Defaulting Liquidity Bank.  Each Liquidity Bank shall furnish BAFC with a certificate prepared in good faith setting forth the basis for determining any additional amount to be paid to it hereunder, and such certificate shall be conclusive, absent manifest error, as to the contents thereof.

(c)          BAFC agrees to pay the Administrative Agent for its own account the fees set forth in any fee letter between BAFC and the Administrative Agent in full force and effect as of the date hereof and at the times set forth in such fee letter.

SECTION 4.02      Termination or Reduction of the Aggregate Liquidity Commitment.

(a)          Subject to this subsection 4.02(a), BAFC shall have the right, at any time and from time to time to (i) terminate the Aggregate Liquidity Commitment in whole or (ii) permanently reduce the Aggregate Liquidity Commitment in increments of $1,000,000 and integral multiples of $1,000,000 in excess thereof, without penalty, by giving at least three (3) Business Days’ prior written notice to the Administrative Agent and the Depositary specifying the scheduled date (which shall be a Business Day) of such termination or reduction and the amount of any permitted partial reduction.  The termination or reduction of the Aggregate Liquidity Commitment shall be effective on the scheduled date specified in BAFC’s notice; provided, however, that no such termination of the Aggregate Liquidity Commitment shall be effective if, on the scheduled date thereof, any Liquidity Loan would remain outstanding after such scheduled date, in which case such termination shall be effective on the first Business Day on which no Liquidity Loans shall be outstanding; provided, further, that no such reduction in the Aggregate Liquidity Commitment shall be effective if, on the scheduled date thereof, the Credits Outstanding would exceed the Aggregate Available Liquidity Commitment as so reduced; and provided further, that no termination of the Aggregate Liquidity Commitment shall be effective if, on the scheduled date thereof, any Commercial Paper shall be outstanding in which case such termination shall be effective on the first Business Day on which no Commercial Paper shall be outstanding.  After giving notice of termination of the Aggregate Liquidity Commitment pursuant to this subsection 4.02(a), BAFC shall not make any further advances under the Series 2000-1 VFC Certificate.

(b)          In the event that (i) an injunction suspending the issuance of the Commercial Paper shall have been issued or proceedings therefor shall have been initiated by the Securities and Exchange Commission, or (ii) BAFC, any Liquidity Bank, a Placement Agent or any other Person shall have been found in a judicial or administrative proceeding to have violated the Securities Act in connection with the issuance of the Commercial Paper, or (iii) BAFC, any Liquidity Bank, a Placement Agent or any other Person shall have offered, issued or sold to or solicited any offer to acquire any of the Commercial Paper or any part thereof from anyone so as to bring the issuance and sale of the Commercial Paper within the registration and prospectus delivery requirements of Section 5 of the Securities Act, then, in any of such events, BAFC shall not thereafter issue or sell any Commercial Paper without the Administrative Agent’s written approval and the Person affected by one of the aforesaid events shall notify BAFC, the Depositary, each Placement Agent, the Letter of Credit Agent and the Administrative Agent, as the case may be.

(c)           In the event that BAFC has received notice that any Collateral Account, the Collection Account, the Commercial Paper Account, the Special Payment Account or any funds on deposit in, or otherwise to the credit of, any of such accounts are or have become subject to any stay, writ, order, judgment, warrant, attachment, execution or similar process, then in any of such events (until such event has been remedied), BAFC shall promptly notify each Placement Agent of such event and shall not thereafter issue or sell any Commercial Paper without the Administrative Agent’s written approval.

SECTION 4.03       Extensions of the Aggregate Liquidity Commitment.

(a)           Subject to subpart (b) and (c) of this Section 4.03 and other provisions of this Agreement permitting earlier termination, the Aggregate Liquidity Commitment and this Agreement shall terminate on the Liquidity Commitment Expiration Date.

(b)

(i)            BAFC shall be entitled to request that the Original Liquidity Commitment Expiration Date be extended for an additional period of twelve (12) Months by giving notice (the “First Liquidity Commitment Extension Request”) to the Administrative Agent not more than sixty (60) days nor less than thirty (30) days before any Liquidity Commitment Anniversary prior to and including the Liquidity Commitment Anniversary that occurs on the Original Liquidity Commitment Expiration Date.

(ii)           BAFC shall be entitled to request that the Original Liquidity Commitment Expiration Date and/or the First Extension Liquidity Commitment Expiration Date be extended by giving notice (the “Second Liquidity Commitment Extension Request”) to the Administrative Agent as set out below: (A) with respect to Liquidity Banks who have agreed to the First Liquidity Commitment Extension Request, BAFC may deliver a Second Liquidity Commitment Extension Request to the Administrative Agent not more than sixty (60) days nor less than thirty (30) days before any Liquidity Commitment Anniversary occurring after the delivery of the First Liquidity Commitment Extension Request up to and including the Liquidity Commitment Anniversary that occurs on the First Extension Liquidity Expiration Date for an extension for a further period of twelve (12) Months; and/or (B) with respect to Liquidity Banks who refused the First Liquidity Commitment Extension Request, BAFC may deliver a Second Liquidity Commitment Extension Request to the Administrative Agent not more than sixty (60) nor less than thirty (30) days before any Liquidity Commitment Anniversary occurring after the delivery of the First Liquidity Commitment Extension Request up to and including the Liquidity Commitment Anniversary that occurs on the Original Termination Date for an extension for a period of twenty-four (24) Months, as selected by BAFC in the notice to the Administrative Agent.  The First Liquidity Commitment Extension Request and the Second Liquidity Commitment Extension Request are together referred to as “Liquidity Commitment Extension Requests” and each as a “Liquidity Commitment Extension Request”.

(iii)         The Administrative Agent shall promptly notify the Liquidity Banks of any Liquidity Commitment Extension Request as soon as practicable after receipt of it.

(iv)         Each Liquidity Bank may, in its sole discretion, agree to any Liquidity Commitment Extension Request (each such Liquidity Bank, a “Consenting Liquidity Bank”) by providing notice to the Administrative Agent on or before the date falling fifteen (15) days before: (A) in respect of a First Liquidity Commitment Extension Request, the applicable Liquidity Commitment Anniversary immediately following such First Liquidity Commitment Extension Request or (B) in respect of a Second Liquidity Commitment Extension Request, the applicable Liquidity Commitment Anniversary immediately following such Second Liquidity Commitment Extension Request.  The Liquidity Commitment of each Consenting Liquidity Bank will be extended for the period applicable to it and referred to in such Liquidity Commitment Extension Request; provided that the Majority Liquidity Banks have agreed to such extension.   If any Liquidity Bank (A) fails to reply to a Liquidity Commitment Extension Request within the time period set out in this clause (iv) or (B) declines a Liquidity Commitment Extension Request by the date falling fifteen (15) days before the applicable Liquidity Commitment Anniversary immediately following such Liquidity Commitment Extension Request (in each case, a “Declining Liquidity Bank”), its Liquidity Commitment will not be extended.

(v)           Each Liquidity Commitment Extension Request shall be made in writing and be irrevocable.

(vi)         The Administrative Agent shall initially notify BAFC, the Collateral Agent and the Depositary of the decisions of the Liquidity Banks regarding such extension no later than fifteen (15) days prior to the applicable Liquidity Commitment Anniversary immediately following such Liquidity Commitment Extension Request of the details of which Liquidity Banks are Consenting Liquidity Banks and which Liquidity Banks are Declining Liquidity Banks.

If such initial notice indicates that all the Liquidity Banks desire to extend, then BAFC, the Liquidity Banks and the Administrative Agent shall execute such documents as shall be appropriate to evidence the extension no later than three (3) Business Days prior to the applicable Liquidity Commitment Anniversary, and upon execution and delivery of such documents and delivery by the Administrative Agent to the Depositary of written notice of such extension, the Liquidity Commitment Expiration Date shall be so extended.  If the Administrative Agent’s initial notice described above indicates that not all the Liquidity Banks desire to extend, then the provisions of subsection 4.03(c) below shall apply.

(c)           If any Liquidity Bank does not consent to the extension of a Liquidity Commitment Expiration Date pursuant to subsection 4.03(b) hereof, BAFC shall, with the consent of the Administrative Agent, use its best efforts to obtain a successor Liquidity Bank(s) to assume each such non-extending Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment at any time prior to or as of the Liquidity Commitment Expiration Date applicable to such Declining Liquidity Bank at BAFC’s option, upon payment in full to such non-extending Liquidity Bank of all its outstanding Liquidity Loans and all interest, fees and other obligations owed by BAFC to such Liquidity Bank hereunder and receipt of written confirmation from the Series 2000-1 Rating Agencies that the addition of such successor Liquidity Bank(s) will not result in any reduction in or withdrawal of the rating of the Commercial Paper.  To the extent BAFC is unable to obtain a successor Liquidity Bank, BAFC may:

(i)            to the extent that the reduction of the Aggregate Liquidity Commitment provided for in this clause (i) does not cause the Aggregate Liquidity Commitment to fall below the outstanding Face Amount of the Commercial Paper, remove such non-extending Liquidity Bank(s) as a Liquidity Bank(s) and reduce the Aggregate Liquidity Commitment by an amount equal to such non-extending Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment; or

(ii)           to the extent that the reduction of the Aggregate Liquidity Commitment provided for in this clause (ii) causes the Aggregate Liquidity Commitment to fall below the outstanding Face Amount of the Commercial Paper, remove all such Declining Liquidity Banks (each, an “Exiting Bank” and collectively, the “Exiting Banks”) as a Liquidity Bank or Liquidity Banks and reduce the then-existing Aggregate Liquidity Commitment by an amount equal to the sum of each Exiting Bank’s Percentage of the Aggregate Liquidity Commitment; provided, that, notwithstanding anything else herein or in the Security Agreement to the contrary, (A) each Exiting Bank shall make a Liquidity Loan to BAFC (an “Exiting Loan”) as provided in subsection 3.01(a)(iii) of this Agreement, and the proceeds of such Exiting Loan shall be applied by BAFC to repay a corresponding amount of Commercial Paper as it matures, and (B) such Exiting Loan shall only be repayable and repaid in accordance with Section 5.2 of the Security Agreement from Collections on any day no greater than an amount equal to all Collections deposited on such day in the Cash Collateral Account times a fraction, the numerator of which is the initial principal amount of such Exiting Loan and the denominator of which is the sum of the initial principal amounts of all Exiting Loans, until such Exiting Loan is repaid in full (provided, however, that if any other Liquidity Bank subsequently exits pursuant to this clause (ii) prior to the repayment in full of such Exiting Loan, such fraction shall be recalculated on the basis of the principal amount of such Exiting Loan at such time over the sum of such principal amount and the initial principal amounts of all Exiting Loans at such time).

If a Liquidity Commitment Expiration Date is to be extended in accordance with the provisions above and (if applicable) one or more successors are obtained, BAFC, the Liquidity Banks willing to extend such Liquidity Commitment Expiration Date, the Administrative Agent and such successor Liquidity Bank(s) (if applicable) shall sign such documents and instruments as shall be appropriate to evidence the extension of such Liquidity Commitment Expiration Date and (if applicable) such successor Liquidity Bank’s or Liquidity Banks’ assumption of a non-extending Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment.  Upon the execution and delivery of such documents and instruments, such Liquidity Commitment Expiration Date shall be so extended.

(d)           For the avoidance of doubt, the extension of the Liquidity Commitment of each Consenting Liquidity Bank shall be subject to the following conditions precedent:

(i)           Representations and Warranties.  All representations and  warranties of (i) BAFC contained in this Agreement and in the other Transaction Documents or in any document, certificate or financial or other statement delivered in connection herewith or therewith, unless waived by the Administrative Agent and (ii) the Servicer, the Guarantor and the Company contained in the Transaction Documents, or in any document, certificate or financial or other statement delivered in connection therewith, unless waived by the Administrative Agent, in each case shall be true and correct with the same force and effect as though such representations and warranties had been made as of such date of extension.

(ii)           No Mandatory Liquidation Event or Potential Mandatory Liquidation Event.  No Mandatory Liquidation Event or Potential Mandatory Liquidation Event shall have occurred as of such date of extension.

SECTION 4.04      Proceeds.  The proceeds of Commercial Paper shall be used by BAFC to (i) make advances under the Series 2000-1 VFC Certificate to the extent permitted by the Transaction Documents, (ii) repay maturing Commercial Paper or Liquidity Loans and (iii) pay expenses incurred in connection with the Transaction Documents.  The proceeds of the Liquidity Loans shall be used by BAFC only to make payments in respect of maturing Commercial Paper and, in the circumstances set forth in subsection 3.01(a)(v), to make advances under the Series 2000-1 VFC Certificate and pay expenses incurred in connection with this Agreement to the extent permitted by the Transaction Documents.

SECTION 4.05      Increased Costs; Capital Adequacy.

(a)          If, on or after the date of this Agreement, the adoption of any law or regulation, or any change therein, or any change in the interpretation or administration thereof by any court, administrative or governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Liquidity Bank with any request or directive issued after the date hereof (whether or not having the force of law) of any such authority, central bank or comparable agency (a “Change in Law”) shall either:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against (or against any class of, a change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, any Liquidity Bank;

(ii)          shall subject any Liquidity Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to any Liquidity Loan Obligation; or

(iii)          impose on any Liquidity Bank any other condition regarding this Agreement or its Liquidity Commitment,

and the result of any event referred to in clause (i)-(iii) above shall be to increase the cost to any Liquidity Bank of issuing or maintaining its Liquidity Commitment or its LIBOR Liquidity Loans (or, in the case of (ii) above, any Liquidity Loans) or to reduce the amounts receivable by any Liquidity Bank hereunder (which increase in cost or reduction in amounts receivable shall be the result of any Liquidity Bank’s reasonable allocation of the aggregate of such cost increase or reductions resulting from such events), then, upon written demand by any Liquidity Bank, BAFC shall, within ten (10) Business Days of receipt of such demand, be obligated to pay to such Liquidity Bank, from time to time as specified by such Liquidity Bank, additional amounts which in the aggregate shall be sufficient to compensate such Liquidity Bank for such increased cost or reduction, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the lesser of (A) the Legal Rate or (B) ABR.  A certificate setting forth in reasonable detail such increased cost incurred or reduction in amounts receivable by any Liquidity Bank as a result of any event mentioned in clause (i), (ii) or (iii) of this subsection, submitted by any Liquidity Bank to BAFC, shall, unless otherwise required by law, be conclusive, absent manifest error, as to the amount thereof.  Each Liquidity Bank shall give BAFC and the Administrative Agent notice, within a reasonable period of time of such Liquidity Bank having actual knowledge of the occurrence of any event that will entitle such Liquidity Bank to claim the payment of additional amounts under this subsection 4.05(a). Notwithstanding the foregoing, BAFC shall not be required to pay any Liquidity Bank, as applicable, such additional amounts to the extent such amounts relate to periods more than one hundred and eighty (180) days prior to the date of BAFC’s receipt of such demand; provided that, if such change in law giving rise to such increased cost or reduction is retroactive, then the one hundred and eighty (180) day period shall be extended to include the period of retroactive effect thereof.

(b)          If any of the events requiring payments of additional amounts by BAFC under subsection (a) occurs, each Liquidity Bank shall take such steps as may be reasonable to avoid BAFC being required to pay any additional amounts and shall consult with BAFC in good faith with a view to agreeing to alternative arrangements which would not subject such Liquidity Bank to any unreimbursed cost and would not otherwise be disadvantageous to such Liquidity Bank, whereby any such requirement can be avoided or mitigated, including without limitation, fulfilling any such Liquidity Bank’s obligations through another branch or affiliate.

(c)           If any Liquidity Bank shall have determined that on or after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Liquidity Bank or any corporation controlling such Liquidity Bank with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Liquidity Bank or such corporation as a consequence of the Liquidity Commitment or its obligations hereunder or under any participation agreement to a level below that which such Liquidity Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Liquidity Bank or such corporation with respect to capital adequacy or liquidity) by an amount deemed by such Liquidity Bank to be material, then from time to time, within ten (10) Business Days after demand by such Liquidity Bank, BAFC shall be obligated to pay or cause to be paid to such Liquidity Bank such additional amount or amounts as will compensate such Liquidity Bank for such reduction.  Each Liquidity Bank shall give BAFC and the Administrative Agent notice within a reasonable time of such Liquidity Bank having actual knowledge of the occurrence of any event that will entitle the Liquidity Bank to claim the payment of additional amounts under this subsection 4.05(c).  Notwithstanding the foregoing, BAFC shall not be required to pay any Liquidity Bank, as applicable, such additional amounts to the extent such amounts relate to periods more than one hundred and eighty (180) days prior to the date of BAFC’s receipt of such demand; provided that, if such change in law giving rise to such reduction is retroactive, then the one hundred and eighty (180) day period shall be extended to include the period of retroactive effect thereof.

(d)          If any Liquidity Bank on its own behalf makes a demand for amounts owed under this Section 4.05, BAFC shall have the right, if no event then exists which is or with the lapse of time or notice or both would be a Mandatory Liquidation Event, within ninety (90) days of the date of such demand, to remove such Liquidity Bank (the “Affected Person”) and to designate another lender (the “Replacement Person”) reasonably acceptable to the Administrative Agent and meeting the requirements of Section 11.05 hereof to purchase the Affected Person’s outstanding Liquidity Loans and to assume the Affected Person’s obligations under this Agreement; provided that increased costs incurred by such Liquidity Bank prior to the date of its replacement shall have been paid as provided in the previous paragraph; and provided further, that BAFC first receives confirmation from the Series 2000-1 Rating Agencies that such replacement will not result in the reduction or withdrawal of the rating of the Commercial Paper.  The Affected Person agrees to sell to the Replacement Person its outstanding Liquidity Loans (at par, with accrued interest through the date of purchase, in immediately available funds) and to delegate to the Replacement Person its obligations to BAFC and its future obligations to the Administrative Agent under this Agreement.  Upon such sale and delegation by the Affected Person and the purchase and assumption by the Replacement Person, and compliance with the provisions of Section 11.05 hereof, the Affected Person shall cease to be a Liquidity Bank hereunder and the Replacement Person shall become a Liquidity Bank under this Agreement.  Each Affected Person shall continue to be entitled to receive from BAFC its share of interest, fees, costs and other sums which have not been assigned by the Affected Person to the Replacement Person.

(e)          Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.

(f)           Notwithstanding anything in this Agreement to the contrary, it is understood that any Participant shall be entitled to the payment of increased costs under this Section 4.05 and Section 4.06 hereof to the extent such increased costs would have been required to be paid had no participating interest been sold.

SECTION 4.06      Taxes.  For purposes of this Section 4.06, the term “applicable law” includes FATCA.

(a)          All payments made by or on behalf of BAFC under this Agreement or any other Transaction Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if any Taxes are required by applicable law to be deducted or withheld from any amounts payable to the Administrative Agent or any Liquidity Bank, as determined in good faith by the applicable Withholding Agent, (x) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (y) if such Tax is an Indemnified Tax, then the sum payable by BAFC to the Administrative Agent or such Liquidity Bank shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Administrative Agent or such Liquidity Bank receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          In addition, BAFC shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Indemnified Taxes are payable by BAFC, as promptly as possible thereafter BAFC shall send to the Administrative Agent for its own account or for the account of the relevant Liquidity Bank, as the case may be, a certified copy of an original official receipt received by BAFC showing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.  BAFC shall indemnify the Administrative Agent and each Liquidity Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Liquidity Bank or required to be withheld or deducted from a payment to the Administrative Agent or such Liquidity Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to BAFC by a Liquidity Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Liquidity Bank, shall be conclusive absent manifest error.

(d)          Each Liquidity Bank shall severally indemnify the Administrative Agent, within ten (10) days after receiving demand therefor, for the full amount of (i) any Indemnified Taxes that are attributable to such Liquidity Bank and that are payable or paid by the Administrative Agent (but only to the extent that BAFC has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of BAFC to do so), and (ii) any Taxes attributable to such Liquidity Bank’s failure to comply with the provisions of Section 11.05(b) relating to the maintenance of a Participant Register, together with all reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Liquidity Bank by the Administrative Agent shall be conclusive absent manifest error. Each Liquidity Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Liquidity Bank under any Transaction Document or otherwise payable by the Administrative Agent to the Liquidity Bank from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)          Each Liquidity Bank (or its assignee or Participant) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to BAFC and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and thereafter upon the reasonable request of BAFC or Administrative Agent) two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Liquidity Bank is exempt from U.S. federal backup withholding tax.

(f)           Each Liquidity Bank (or its assignee or Participant) that is not a United States person (a “Non-U.S. Liquidity Bank”) shall deliver to BAFC and the Administrative Agent (or, in the case of an assignee or Participant, to the Liquidity Bank from which the related participation shall have been purchased) on or about the date on which such Non-U.S. Liquidity Bank becomes a Liquidity Bank under this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the reasonable request of BAFC or the Administrative Agent whichever of the following is applicable:

(i)            in the case of a Non-U.S. Liquidity Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Commercial Paper Program Document, two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Commercial Paper Program Document, U.S. Internal Revenue Service Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)           two copies of U.S. Internal Revenue Service Form W-8ECI;

(iii)          in the case of a Non-U.S. Liquidity Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Non-U.S. Liquidity Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of BAFC within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to BAFC as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two copies of U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E; or

(iv)         to the extent a Non-U.S. Liquidity Bank is not the beneficial owner, two copies of U.S. Internal Revenue Service Form W-8IMY, accompanied by U.S. Internal Revenue Service Form W-8ECI, U.S. Internal Revenue Service Form W-8BEN, U.S. Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, U.S. Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Liquidity Bank is a partnership and one or more direct or indirect partners of such Non-U.S. Liquidity Bank are claiming the portfolio interest exemption, such Non-U.S. Liquidity Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner.

(g)          Each Non-U.S. Liquidity Bank shall deliver any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit BAFC and the Administrative Agent to determine the withholding or deduction required to be made.  Such forms shall be delivered by each Non-U.S. Liquidity Bank on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the reasonable request of BAFC or the Administrative Agent.  Notwithstanding any other provision of this Section, no Liquidity Bank shall be required to deliver any form pursuant to this Section that such Liquidity Bank is not legally able to deliver.

(h)          A Liquidity Bank (or Participant) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which BAFC is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to BAFC (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by BAFC or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Liquidity Bank (or Participant) is legally entitled to complete, execute and deliver such documentation and in such Liquidity Bank’s (or Participant’s) reasonable judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Liquidity Bank (or Participant).

(i)            If a payment made to a Liquidity Bank under any Transaction Document would be subject to U.S. federal withholding tax imposed by FATCA if such Liquidity Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Liquidity Bank shall deliver to BAFC and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by BAFC or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by BAFC or the Administrative Agent as may be necessary for BAFC and the Administrative Agent to comply with their obligations under FATCA and to determine that such Liquidity Bank has complied with such Liquidity Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  BAFC, the Administrative Agent and each Liquidity Bank agree that, for purposes of determining withholding Taxes imposed under FATCA, this Agreement does not qualify as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)            Each Liquidity Bank agrees that if any form or certification it previously delivered pursuant to this Section 4.06 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify BAFC and the Administrative Agent in writing of its legal inability to do so.

(k)           If the Administrative Agent or a Liquidity Bank determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by BAFC or with respect to which BAFC has paid additional amounts pursuant to this Section 4.06, it shall pay to BAFC an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by BAFC under this Section 4.06 with respect to Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Liquidity Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that BAFC agrees to pay, upon the request of the Administrative Agent or such Liquidity Bank, the amount paid over to BAFC pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Liquidity Bank in the event that the Administrative Agent or such Liquidity Bank is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 4.06(i) shall not be construed to require the Administrative Agent or a Liquidity Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to BAFC.

(l)            The agreements in this Section shall survive the termination of this Agreement and the payment of the Liquidity Loans and all other amounts payable hereunder.

SECTION 4.07      Addition, Removal and Downgrading of Liquidity Banks.  If at any time either (a) the short-term credit rating assigned to any Liquidity Bank by S&P or Moody’s is withdrawn, downgraded or otherwise below “A-1” or “P-1”, respectively, and with respect to any such Liquidity Bank there is not a confirming obligation under a letter of credit or other similar instrument to fund Liquidity Loans hereunder by a bank that has been assigned a short-term credit rating of at least “A-1” and “P-1” by S&P and Moody’s, respectively, or (b) a Liquidity Bank becomes a Defaulting Liquidity Bank, then BAFC may, upon five (5) Business Days’ prior written notice given to the Administrative Agent and such affected Liquidity Bank, replace such affected Liquidity Bank with a bank having short-term ratings of at least “A-1” by S&P and “P-1” by Moody’s or with a Liquidity Bank already a party to this Agreement (which bank shall sign such documents and instruments as shall be appropriate to assume the obligations of such affected Liquidity Bank hereunder), provided that no such replacement pursuant to this sentence shall be effective unless each Series 2000-1 Rating Agency shall have confirmed in writing to BAFC and the Administrative Agent that such replacement would not result in a withdrawal or reduction of the rating by such Series 2000-1 Rating Agency of the Commercial Paper.  In the event that such affected Liquidity Bank is not replaced within thirty (30) days, such affected Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment and its Liquidity Commitment shall be reduced by such amount whereupon the Percentages of the Aggregate Liquidity Commitment of the Liquidity Banks remaining shall be automatically adjusted so as to equal 100% in the aggregate, and the Administrative Agent shall notify the Liquidity Banks of such adjustment, provided that in no event shall any such action under this sentence be effective hereunder if the Credits Outstanding would exceed the Aggregate Available Liquidity Commitment as so reduced unless the provisions of subsection 4.03(c)(ii) are complied with as if such affected Liquidity Bank were an Exiting Bank.  Until such time as one of the actions required by the preceding provisions of this Section hereof is completed, the affected Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment shall not be terminated (except as otherwise provided in Section 4.01(a) and Section 5.04).

SECTION 4.08      Illegality.  If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority shall, in the reasonable opinion of counsel to any Liquidity Bank, make it unlawful for such Liquidity Bank to make or maintain any LIBOR Liquidity Loan, then such Liquidity Bank may, by notice to BAFC (with notice to the Administrative Agent), immediately declare that such LIBOR Liquidity Loan shall be due and payable.  BAFC shall repay any such LIBOR Liquidity Loan declared so due and payable in full on the last day of the Interest Period applicable thereto or earlier if required by law, together with accrued interest thereon.  Each Liquidity Bank will promptly notify BAFC and the Administrative Agent of any event of which such Liquidity Bank has knowledge which would entitle it to prepayment pursuant to this Section 4.08 and will use its reasonable efforts to mitigate the effect of any event if, in the sole and absolute opinion of such Liquidity Bank, such efforts will avoid the need for such prepayment and will not be otherwise disadvantageous to such Liquidity Bank.

SECTION 4.09       Inability to Determine Interest Rate.

(a)           Notwithstanding anything to the contrary in this Agreement or any other Commercial Paper Program Document, if prior to the first day of any Interest Period for a LIBOR Liquidity Loan:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for any requested Interest Period, including because the LIBOR Screen Rate is not available or published on a current basis, or

(ii)           the Administrative Agent is advised by the Majority Liquidity Banks that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for any requested Interest Period will not adequately and fairly reflect the cost to such Liquidity Banks (or Liquidity Bank) of making or maintaining their Liquidity Loans (or its Liquidity Loan), including in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to BAFC and the Liquidity Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies BAFC and the Liquidity Banks that the circumstances giving rise to such notice no longer exist, (x) any LIBOR Liquidity Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Liquidity Loans, (y) any Liquidity Loans that were to have been converted on the first day of such Interest Period to LIBOR Liquidity Loans shall be continued as Prime Rate Liquidity Loans and (z) any outstanding LIBOR Liquidity Loans shall be converted, on the last day of the then-current Interest Period, to Prime Rate Liquidity Loans.  Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Liquidity Loans shall be made or continued as such, nor shall BAFC have the right to convert Prime Rate Liquidity Loans to LIBOR Liquidity Loans.

(b)          If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error), or BAFC or the Majority Liquidity Banks notify the Administrative Agent (with, in the case of the Majority Liquidity Banks, a copy to BAFC) that BAFC or the Majority Liquidity Banks (as applicable) have determined that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (x) the administrator or the supervisor of the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be made available or used for determining the interest rate of loans (and there is no successor administrator that will continue publication of the LIBOR Screen Rate or (y) the supervisor for the administrator of the LIBOR Screen Rate has made a public statement that the administrator of the LIBOR Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Screen Rate);

then reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and BAFC may amend this Agreement to replace the LIBOR Rate with an alternative benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein, but excluding, for the avoidance of doubt, any change that would result in a reduction of the Series 2000-1 Applicable Margin), giving due consideration to the then prevailing market for similar syndicated credit facilities in the United States for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”). Any such change in the LIBOR Successor Rate, together with any such other related changes and any such amendment shall, notwithstanding anything to the contrary in Section 11.03, become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Majority Liquidity Banks and BAFC unless, prior to such time, the Liquidity Banks comprising the Majority Liquidity Banks have delivered to the Administrative Agent written notice that such Majority Liquidity Banks do not accept such amendment.

(c)           If no LIBOR Successor Rate has been determined and the circumstances under clause (a)(i) or (b) of this Section exist (as applicable), the Administrative Agent will promptly so notify BAFC and each Liquidity Bank. Thereafter, until an alternate rate of interest shall be determined in accordance with paragraph (b) (but, in the case of the circumstances described in clause (b)(ii) of the first sentence of paragraph (b), only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), clauses (x), (y) and (z) of paragraph (a) of this Section shall be applicable.   Upon receipt of such notice, BAFC may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Liquidity Loans (to the extent of the affected LIBOR Liquidity Loans or Interest Periods).

(d)           Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

ARTICLE V

PAYMENTS

SECTION 5.01      Payments on Non-Business Days.  Whenever any payment to be made hereunder or under a Liquidity Loan Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest shall be payable at the applicable rate during such extension.

SECTION 5.02       Prepayments.

(a)           BAFC shall have the right to prepay the Liquidity Loans in whole or in part, without premium (but subject to subsection 4.01(b)), at any time on the following terms and conditions:  (i) BAFC shall deliver notice to the Administrative Agent no later than 10:00 a.m., New York City time, (A) with respect to any LIBOR Liquidity Loan, three (3) Business Days prior to such repayment date and (B) with respect to any Prime Rate Liquidity Loan, on the date of such repayment, (ii) each prepayment shall be in a principal amount of not less than $1,000,000 and integral multiples of $1,000,000 in excess thereof or equal to the then outstanding principal amount of the Liquidity Loans being prepaid and (iii) each prepayment must be accompanied by the payment of accrued interest on the amount prepaid to the date of prepayment.

(b)          If, on any day, the Credits Outstanding exceeds the then current Aggregate Available Liquidity Commitment, BAFC shall be obligated to prepay Liquidity Loans in an amount equal to such excess but not exceeding the amount of such Liquidity Loans made by the Liquidity Banks to BAFC.

(c)          If on any day on which any Liquidity Loan is outstanding (other than a Liquidity Loan made pursuant to subsection 3.01(a)(v)) BAFC is able to sell Commercial Paper, BAFC shall be obligated to sell Commercial Paper in an amount sufficient to prepay Liquidity Loans in an amount equal to the lesser of (x) the aggregate amount of Liquidity Loans outstanding or (y) the proceeds from the sale of the maximum amount of Commercial Paper that BAFC is able to sell on such day in excess of the proceeds needed to pay Commercial Paper maturing on such day.

SECTION 5.03      Cash Collateral Account.  For the purpose of facilitating the transactions contemplated by this Agreement, the Collateral Agent has established on behalf of BAFC a special purpose trust account (for the benefit of the Secured Parties), identified as the BAFC Cash Collateral Account, the operation of which shall be governed by the Security Agreement (said account being referred to as the “Cash Collateral Account”).

SECTION 5.04      Method and Place of Payment, etc.  All payments by BAFC under this Agreement and the Liquidity Loan Notes owing to the Liquidity Banks shall be made to the Administrative Agent without setoff or counterclaim for distribution to each Liquidity Bank (or to an Exiting Bank, in the case of an Exiting Loan) in accordance with the Liquidity Facility Fee Letter and the Liquidity Loan Notes not later than 2:00 p.m. (New York City time) on the date when due and shall be made in freely transferable Dollars and in immediately available funds at the Payment Office.  Upon receipt of such payment, the Administrative Agent shall promptly remit to each Liquidity Bank its pro rata share (or, in the case of payments with respect to Exiting Loans, the entire amount) of the payment; provided, that BAFC shall not be obligated to pay any Commitment Fee owed to a Liquidity Bank with respect to any period during which such Liquidity Bank became a Defaulting Liquidity Bank and such Defaulting Liquidity Bank’s Liquidity Commitment shall not be included in the calculation of the Commitment Fees owed to Liquidity Banks that are not Defaulting Liquidity Banks during such period, unless in either case such Liquidity Bank remains a Performing Liquidity Bank during such period.

SECTION 5.05       Draws on and Exchange of the Letter of Credit.

(a)           Draws for Defaulted Loans.  If, on any given day, the Administrative Agent has received a Servicer’s Certificate with respect to a Defaulted Loan with instructions to draw on the Letter of Credit or the Administrative Agent otherwise obtains knowledge of the existence of a Defaulted Loan, the Administrative Agent will draw on the Letter of Credit on such date and if necessary, request the Collateral Agent to withdraw amounts deposited in the Reserve Account on such date in an aggregate amount equal to the lesser of (x) the Series 2000-1 Invested Percentage of the aggregate unpaid principal amount and accrued and unpaid interest (or discount) thereon to and including the day prior to the day the Loan has become a Defaulted Loan (calculated by converting any Defaulted Loans denominated in Approved Currencies other than Dollars into Dollars at the Rate of Exchange) and (y) the Letter of Credit Amount then in effect and shall deposit and apply the draw amount in accordance with subsection 5.05(c) hereof and shall instruct the Collateral Agent to reimburse the Letter of Credit Banks for such draw in accordance with the terms of the Security Agreement; provided that, if the required draw is made pursuant to clause (y) above, the Administrative Agent shall, upon receipt of notice from the Collateral Agent of payment of the Repayment Amount to the Letter of Credit Bank, submit as promptly as practicable a successive draw on the Letter of Credit for the lesser of (i) the amount of such excess principal plus accrued and unpaid interest (or discount) on such Defaulted Loan (calculated by converting any Defaulted Loans denominated in Approved Currencies other than Dollars into Dollars at the Rate of Exchange) over the Letter of Credit Amount prior to giving effect to the first draw or (ii) the entire remaining reinstated Letter of Credit Commitment then available.

(b)           Draws Upon L/C Expiration Date.  If the L/C Expiration Date has not been extended by any Letter of Credit Bank pursuant to Section 2.01 of the Letter of Credit Reimbursement Agreement on or before such date and if the Administrative Agent has received from the Servicer a Servicer’s Certificate directing it to do so or the Administrative Agent otherwise obtains knowledge that the L/C Expiration Date has not been extended by any Letter of Credit Bank and either each Exiting Letter of Credit Bank has not been replaced or the Letter of Credit Commitment has not been reduced in accordance with subsection 2.01(d) of the Letter of Credit Reimbursement Agreement, then the Administrative Agent shall, on or after the fifth Business Day preceding the upcoming L/C Expiration Date, draw on the Letter of Credit for the entire Letter of Credit Commitment Shares of each Exiting Letter of Credit Bank and apply same in accordance with subsection 5.05(c)(ii) hereof.

(c)           Deposits of Letter of Credit Drawings.  The Administrative Agent shall deposit all Letter of Credit Disbursements as follows:

(i)           Deposit of Draws for Defaulted Loans.  Letter of Credit Disbursements pursuant to subsection 5.05(a) hereof related to Defaulted Loans shall be deposited into the Cash Collateral Account to be applied to the payment of Liquidity Bank Obligations in accordance with Sections 5.2 and 6.2 of the Security Agreement.

(ii)          Deposit of Draws Upon L/C Expiration Date.  Letter of Credit Disbursements drawn pursuant to subsection 5.05(b) hereof shall be deposited into the Reserve Account.  Thereafter, the Administrative Agent shall, upon receipt of a Servicer’s Certificate or upon obtaining knowledge of the existence of a Defaulted Loan, in lieu of drawing on the Letter of Credit with respect to any Exiting Letter of Credit Bank, request withdrawals from the Collateral Agent out of the Reserve Account of draw amounts with respect to Defaulted Loans and deposit of such amounts by the Collateral Agent into the Cash Collateral Account.  The Administrative Agent shall provide notice to BAFC and the Servicer as promptly as practicable of the fact and amount of such drawings.

(d)           Notification of Drawings.  The Administrative Agent shall deliver a copy of each drawing certificate presented to the Letter of Credit Agent to BAFC, the Servicer, the Guarantor and the Collateral Agent within one Business Day after presenting such drawing certificate.

(e)           Notification of Failure of Letter of Credit Bank to Honor Drawing. The Administrative Agent shall notify BAFC, the Guarantor, the Servicer and the Collateral Agent as promptly as practicable if any Letter of Credit Bank should fail or refuse to honor a drawing under the Letter of Credit.

(f)            Replacement Letter of Credit.  The Administrative Agent shall present the Letter of Credit to the Letter of Credit Agent and receive the replacement Letter of Credit from the Letter of Credit Bank in a simultaneous exchange on the date requested by BAFC pursuant to subsection 2.01(c) of the Letter of Credit Reimbursement Agreement.  In addition, if the Letter of Credit is to be replaced pursuant to subsection 2.01(e) of the Letter of Credit Reimbursement Agreement, the Administrative Agent shall present the Letter of Credit to the Letter of Credit Agent and receive the replacement Letter of Credit on the date specified in BAFC’s request to the Letter of Credit Agent in accordance with such subsection 2.01(e).  Upon receipt of such replacement Letter of Credit, or upon receipt of an amended Letter of Credit pursuant to such subsection 2.01(e), the Administrative Agent shall notify BAFC, the Servicer and the Collateral Agent by telephone, and shall subsequently transmit a facsimile of such amended or replacement Letter of Credit to said parties.

(g)           Letter of Credit Amount.  On each day prior to and on the Liquidity Commitment Expiration Date, the sum of (i) the amount of funds on deposit in the Reserve Account and (ii) the amount of the Letter of Credit that is in full force and effect shall equal the Letter of Credit Commitment; provided, however, that upon the downgrade or removal of S&P’s and Moody’s long-term unsecured debt rating of the Guarantor, BLFC or the Trust which requires the Letter of Credit Commitment to be increased in accordance with subsection 2.01(e) of the Letter of Credit Reimbursement Agreement, BAFC shall have thirty (30) days to either (x) obtain a substitute Letter of Credit or an amendment to the existing Letter of Credit reflecting the Letter of Credit Commitment as so increased or (y) deposit additional funds in the Reserve Account in an amount equal to the amount by which the Letter of Credit Commitment is required to be increased.  Following the deposit by BAFC of any amounts in the Reserve Account, the Administrative Agent may, upon receipt of a Servicer’s Certificate or upon obtaining knowledge of the existence of a Defaulted Loan, request withdrawals from the Collateral Agent out of the Reserve Account of draw amounts with respect to Defaulted Loans and deposit of such amounts by the Collateral Agent into the Cash Collateral Account.  The Administrative Agent shall provide notice to BAFC and the Servicer as promptly as practicable of the fact and amount of such drawings.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01       Conditions to Effectiveness.  This Agreement shall become effective on the first day on which all of the following conditions have been satisfied:

(a)           Agreement.  Each Liquidity Bank, the Administrative Agent and BAFC shall have signed a counterpart copy of this Agreement and delivered the same to the Administrative Agent.

(b)           Depositary Agreement.  BAFC and the Depositary shall have executed and delivered the Depositary Agreement; such Agreement shall be in full force and effect; and the Administrative Agent shall have received a fully executed counterpart thereof.

(c)           The Liquidity Loan Notes.  There shall have been delivered to the Administrative Agent for the account of each Liquidity Bank a Liquidity Loan Note payable to the order of such Liquidity Bank in the amount and as otherwise provided for in Article III hereto.

(d)           Security Agreement.  BAFC, the Servicer, the Administrative Agent, the Letter of Credit Agent and the Collateral Agent shall have executed and delivered the Security Agreement; such Agreement shall be in full force and effect; and the Administrative Agent shall have received a fully executed counterpart thereof.

(e)           Guaranty.  The Guarantor shall have executed and delivered the Guaranty; the Guaranty shall be in full force and effect; and the Administrative Agent shall have received a fully executed counterpart thereof.

(f)            Letter of Credit Reimbursement Agreement.  BAFC, the Letter of Credit Agent and the Letter of Credit Banks shall have executed and delivered the Letter of Credit Reimbursement Agreement; such Agreement shall be in full force and effect; and the Administrative Agent shall have received a fully executed counterpart thereof.

(g)           Letter of Credit.  The Letter of Credit Agent and the Letter of Credit Banks shall have executed the Letter of Credit and delivered it to the Administrative Agent; the Letter of Credit shall be in full force and effect.

(h)           Other Agreements.  Each of the other parties thereto shall have executed and delivered the Placement Agency Agreement and each of the other Transaction Documents, each of which shall be in full force and effect, and the Administrative Agent shall have received fully executed counterparts thereof.

(i)            No Series 2000-1 Early Amortization Event or Potential Series 2000-1 Early Amortization Event.  As of the date hereof, there shall exist no Series 2000-1 Early Amortization Event or Potential Series 2000-1 Early Amortization Event.

(j)             Representations and Warranties.  All representations and warranties of (i) BAFC contained in this Agreement and in the other Transaction Documents or in any document, certificate or financial or other statement delivered in connection herewith or therewith and (ii) the Servicer, the Guarantor and the Company contained in the Transaction Documents, shall be true and correct with the same force and effect as though such representations and warranties had been made as of the date hereof.

(k)           Closing Certificates.  The Administrative Agent shall have received in sufficient counterparts for each Liquidity Bank a certificate, dated the date hereof and executed by a Responsible Officer of each of BAFC, the Company and the Servicer stating that all of the conditions specified in Section 6.01(i) as applicable to it are then satisfied.

(l)            Filings, etc.  All filings (including, without limitation, pursuant to the UCC) and recordings shall have been accomplished with respect to the Security Agreement in such jurisdictions as may be required or permitted by law to establish, perfect, protect and preserve the rights, titles, interests, remedies, powers, privileges, liens and security interests of the Collateral Agent in the collateral covered by the Security Agreement and any giving of notice or the taking of any other action to such end (whether similar or dissimilar) required or permitted by law shall have been given or taken.

(m)          Documentation and Proceedings.  The Administrative Agent shall have received copies of the Certificate of Incorporation of BAFC (certified by the Secretary of State of Delaware), certificates of appropriate officials as to the existence and good standing (if applicable) of BAFC and the Guarantor, and Bylaws of BAFC, Board of Directors resolutions in respect of the Transaction Documents to which BAFC or the Guarantor, as applicable, is a party, and incumbency certificates with respect to BAFC and the Guarantor, all satisfactory in form and substance to the Administrative Agent.

(n)           Bank Accounts.  The Cash Collateral Account, the Commercial Paper Account and the Special Payment Account shall have been established.

(o)           Compliance with Laws.  The Administrative Agent shall have received evidence reasonably satisfactory to it that the business conducted and proposed to be conducted by BAFC is in compliance with all applicable laws and regulations and that all registrations, filings, licenses and/or consents required to be obtained by BAFC in connection therewith have been made or obtained.

(p)           Other Conditions Precedent.  The conditions precedent to the Letter of Credit Reimbursement Agreement shall have been satisfied concurrently.

(q)           Fees.  The Administrative Agent shall have received payment of all fees and other amounts due and payable to it or the Liquidity Banks on or before the date hereof.

(r)            BAFC Rating.  The Administrative Agent shall have received a letter from S&P confirming its “A-1” rating of BAFC’s commercial paper and a letter from Moody’s confirming its “P-1” rating of BAFC’s commercial paper.

(s)           BL, Trust and BLFC Rating.  The Administrative Agent shall have received evidence reasonably satisfactory to it that BL’s long-term unsecured debt rating is at least “BBB-” by S&P and either the Trust’s or BLFC’s long-term unsecured debt rating is at least “Baa3” by Moody’s.

(t)            Guarantor Financials.  The Administrative Agent shall have received (i) audited consolidated financial statements of BL for its fiscal year ended December 31, 2017, and (ii) unaudited consolidated financial statements for its fiscal quarter ended September 30, 2018.

(u)           Beneficial Ownership Certification.  To the extent BAFC qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Liquidity Bank that has requested, in a written notice to BAFC at least ten (10) days prior to the Amendment Effective Date, a Beneficial Ownership Certification in relation to BAFC, shall have received such Beneficial Ownership Certification at least five (5) days prior to the Amendment Effective Date (provided that, upon the execution and delivery by such Liquidity Bank of its signature page to this Agreement, the condition set forth in this clause (u) shall be deemed to be satisfied).

SECTION 6.02       Conditions to Each Issuance of Commercial Paper.  The right of BAFC to issue Commercial Paper is subject at the time of such issuance of Commercial Paper to the satisfaction of the following conditions listed in this Section 6.02 (in addition to the condition set forth in the proviso to Section 2.01(b)) with each issuance of Commercial Paper.

(a)            Ratings.  At the time of each issuance of Commercial Paper, a rating of at least “A-1”, in the case of S&P, and at least “P-1”, in the case of Moody’s, shall be in full force and effect.

(b)           Representations and Warranties.  At the date of such issuance of Commercial Paper and after giving effect thereto, all representations and warranties of (i) BAFC contained in this Agreement and in the other Transaction Documents or in any document, certificate or financial or other statement delivered in connection herewith or therewith, unless waived by the Administrative Agent and Letter of Credit Agent, and (ii) the Servicer, the Guarantor and the Company contained in the Transaction Documents, or in any document, certificate or financial or other statement delivered in connection therewith, unless waived by the Administrative Agent and Letter of Credit Agent, in each case shall be true and correct with the same force and effect as though such representations and warranties had been made as of such date.

(c)           Liquidity Agreement.  The Liquidity Agreement shall be in full force and effect on the date of such issuance of Commercial Paper.

(d)           Private Placement Memorandum.  Each credit report, private placement memorandum or information circular to be used by BAFC in connection with the offer or sale of the Commercial Paper shall, only insofar as the same shall describe the Administrative Agent or the obligations of the Administrative Agent hereunder, have been approved in writing by the Administrative Agent or, only insofar as the same shall describe any Liquidity Bank or the obligations of any Liquidity Bank hereunder, the Administrative Agent shall obtain the prior written approval of such Liquidity Bank.

(e)           No Mandatory Liquidation Event or Mandatory CP Wind-Down Event.  At the time of each issuance of Commercial Paper and after giving effect thereto, (i) no Mandatory Liquidation Event shall have occurred, and (ii) no Mandatory CP Wind-Down Event shall have occurred with respect to which the Administrative Agent shall have instructed the Depositary not to issue additional Commercial Paper.

SECTION 6.03       Conditions Precedent to the Making of Each Liquidity Loan.  In addition to the requirements of subsection 3.01(c) hereof, no Liquidity Bank shall be required to make a Liquidity Loan if at or prior to the time of making such Liquidity Loan an Insolvency Event (as described in clauses (i)-(iii) of the definition of “Insolvency Event”) shall have occurred with respect to BAFC.

SECTION 6.04       Conditions to the Making of any Liquidity Loan Pursuant to subsection 3.01(a)(v).  In addition to the requirements of subsection 3.01(c) and Section 6.03 hereof, no Liquidity Bank shall be required to make a Liquidity Loan pursuant to subsection 3.01(a)(v) hereof unless the following conditions are satisfied on each day on which such Liquidity Loan is to be made:

(a)            Representations and Warranties.  At the date on which such Liquidity Loan is to be made and after giving effect to such Liquidity Loan, all representations and warranties of (i) BAFC contained in this Agreement and in the other Transaction Documents or in any document, certificate or financial or other statement delivered in connection herewith or therewith, unless waived by the Administrative Agent and (ii) the Servicer, the Guarantor and the Company contained in the Transaction Documents, or in any document, certificate or financial or other statement delivered in connection therewith, unless waived by the Administrative Agent, in each case shall be true and correct with the same force and effect as though such representations and warranties had been made as of such date.

(b)           No Mandatory Liquidation Event or Potential Mandatory Liquidation Event.  At the date on which such Liquidity Loan is to be made and after giving effect to such Liquidity Loan, no Mandatory Liquidation Event or Potential Mandatory Liquidation Event shall have occurred.

ARTICLE VII

COVENANTS

While this Agreement is in effect (i.e., until all indebtedness and other amounts payable by BAFC hereunder and under the Commercial Paper and the Liquidity Loan Notes shall have been paid in full and the Liquidity Banks no longer have any Liquidity Commitment hereunder), BAFC agrees that:

SECTION 7.01       Affirmative Covenants.  BAFC shall:

(a)            provide the Administrative Agent all information that the Administrative Agent may reasonably request in writing concerning the business of BAFC within a reasonable period of time considering the nature of the request; provided that with respect to any information relating to an annual audited report, the same may be delivered within one hundred and twenty (120) calendar days after the end of BAFC’s fiscal year;

(b)           furnish or cause to be furnished to the Administrative Agent in sufficient number for each Liquidity Bank, copies of all documents and other notices furnished to BAFC under the Transaction Documents and to the Letter of Credit Agent under the Letter of Credit Reimbursement Agreement;

(c)            execute and deliver to the Administrative Agent and the Liquidity Banks all such documents and instruments and do all such other acts and things as may be necessary or reasonably required by the Administrative Agent to enable the Collateral Agent or the Administrative Agent to exercise and enforce their respective rights under this Agreement, the Letter of Credit Reimbursement Agreement, the Letter of Credit, the Guaranty and the Security Agreement, and to realize thereon, and record and file and rerecord and refile all such documents and instruments, at such time or times, in such manner and at such place or places, all as may be necessary or required by the Administrative Agent to validate, preserve and protect the position of the Collateral Agent, the Administrative Agent and the Liquidity Banks under this Agreement, the Letter of Credit Reimbursement Agreement, the Letter of Credit, the Guaranty and the Security Agreement;

(d)          take all actions necessary to ensure that all taxes and other governmental claims in respect of BAFC’s operations and assets are promptly paid when due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of BAFC;

(e)           comply in all material respects with obligations it assumes under the Transaction Documents;

(f)            comply with all Requirements of Law (other than as regards Sanctions, to which Sections 7.01(n) and 7.02(m) apply) except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(g)           for the benefit of the Administrative Agent and the Liquidity Banks, and for so long as this Agreement shall be in effect, perform and comply with each of its respective agreements, warranties and indemnities contained in this Agreement and the other Transaction Documents;

(h)           give prompt notice to the Administrative Agent of any material default or event of default by any Obligor under any Loan or Loan Documents of which BAFC is aware;

(i)            advise the Administrative Agent of the occurrence of each Default, Event of Default or Mandatory CP Wind-Down Event as promptly as practicable after BAFC becomes aware of any such Default, Event of Default or Mandatory CP Wind-Down Event, and shall notify the Series 2000-1 Rating Agencies of any Mandatory CP Wind-Down Event and Mandatory Liquidation Event;

(j)           beginning with the fiscal year commencing in 2018, furnish to the Series 2000-1 Rating Agencies and the Administrative Agent in sufficient number for each Liquidity Bank as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of BAFC audited financial statements consisting of the balance sheet of BAFC as of the end of such year and the related statements of income and retained earnings and statements of cash flow for such year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, certified by Independent Public Accountants satisfactory to the Administrative Agent to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of BAFC in accordance with GAAP consistently applied;

(k)          beginning with the fiscal year commencing in 2019, furnish to the Series 2000-1 Rating Agencies and the Administrative Agent as soon as available but in any event within sixty (60) days after the end of each of the first three quarters for each fiscal year of BAFC, unaudited financial statements consisting of a balance sheet of BAFC as at the end of such quarter and a statement of income and retained earnings for such quarter, setting forth (in the case of financial statements furnished for calendar quarters subsequent to the first full calendar year of BAFC) in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year; and BAFC will additionally furnish, or cause to be furnished, to the Administrative Agent together with the financial statements required pursuant to clause (j) and this clause (k) a certificate of a Responsible Officer of BAFC stating that (x) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of BAFC and (y) to the best knowledge of such Responsible Officer, no Mandatory CP Wind-Down Event or Mandatory Liquidation Event was continuing at the end of such quarter or on the date of such statement or, if such Mandatory CP Wind-Down Event or Mandatory Liquidation Event was continuing at the end of such quarter or on the date of such statement, specifying the name and period of existence thereof;

(l)            (i) except as otherwise permitted by the Transaction Documents, preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except where the failure to maintain the same would not have a Material Adverse Effect;

(m)          on each day after the Liquidity Loans (with accrued interest thereon) have become due and payable (whether at the stated maturity, by acceleration or otherwise), give the notice contemplated by Section 2.06 of the Series 2000-1 Supplement, such notice to specify an amount equal to the lesser of (i) the funds on deposit in the Series 2000-1 Collection Subaccount on such day and (ii) the outstanding amount of the Liquidity Loans (with accrued interest thereon) and all other amounts owing under this Agreement;

(n)           promptly upon a Responsible Officer of BAFC becoming aware that BAFC has received formal notice that it has become subject of any action or investigation under any Sanctions, BAFC shall, to the extent permitted by law, supply to the Administrative Agent details of any such action or investigation;

(o)          promptly upon the request of the Administrative Agent, BAFC shall provide to the Administrative Agent the information reasonably requested, to the extent such information is available to BAFC, in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case in accordance with BAFC’s past practices; and

(p)          advise the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification of BAFC provided to the Administrative Agent or any Liquidity Bank that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

SECTION 7.02       Negative Covenants.  BAFC will not:

(a)           contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its property or assets, whether now owned or hereafter acquired except for Permitted Liens and as otherwise provided for in the Security Agreement or the Depositary Agreement;

(b)          create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability except Permitted Indebtedness;

(c)          except as contemplated by the Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any assets, stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person;

(d)           enter into any merger, consolidation, joint venture, syndicate or other form of combination with any Person, or sell, lease or transfer or otherwise dispose of any of its assets or receivables or purchase any asset, or engage in any transaction which would result in BAFC ceasing to be, directly or indirectly, a wholly-owned Subsidiary of Guarantor.  BAFC will not create any subsidiary of BAFC without the prior written consent of the Administrative Agent;

(e)           enter into or be a party to any agreement or instrument other than the Transaction Documents or documents and agreements incidental thereto;

(f)            make any expenditure (by long-term or operating lease or otherwise), excluding those relating to foreclosure, for capital assets (both realty and personalty), unless such expenditure is approved in writing by the Administrative Agent;

(g)           engage in any business or enterprise or enter into any material transaction other than as contemplated by the Transaction Documents;

(h)           amend its Certificate of Incorporation or Bylaws without the prior written consent of the Administrative Agent;

(i)            grant any powers of attorney to any Person for any purposes except (i) where permitted by the Transaction Documents or (ii) to the Collateral Agent for the purposes of the Security Agreement;

(j)            except with respect to Liquidity Loans made pursuant to subsection 3.01(a)(v), advance any funds under the Series 2000-1 VFC Certificate if at such time any Liquidity Loan remains outstanding;

(k)            advance any funds under the Series 2000-1 VFC Certificate if at the time of or after giving effect to such advance, a Series 2000-1 Early Amortization Event has occurred and is continuing, unless such advance is approved in advance by the Majority Liquidity Banks and the Majority Letter of Credit Banks;

(l)            take any action which would permit the Servicer to have the right to refuse to perform any of its respective obligations under the Servicing Agreement; and

(m)           knowingly permit or authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Liquidity Loans or other transactions contemplated by this Agreement (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, (ii) to fund any trade, business or other activities involving or for the benefit of any Restricted Person except as otherwise permitted or authorized by Sanctions or Sanctions Authorities, including, without limitation, as authorized by OFAC general or specific license, or (iii) in any other manner that would result in any of BAFC, the Guarantor, the Administrative Agent, a Lead Arranger or a Liquidity Bank being in breach of any Sanctions or becoming a Restricted Person.

ARTICLE VIII

MANDATORY LIQUIDATION EVENTS,
MANDATORY CP WIND-DOWN EVENTS AND REMEDIES

SECTION 8.01       Mandatory Liquidation Events.  Upon notice from the Administrative Agent that any of the following events has occurred (each a “Mandatory Liquidation Event”), the remedies of Section 8.03(a) hereof shall apply:

(i)            Letter of Credit.  The Letter of Credit has not been reinstated within three (3) Business Days of any draw pursuant to Section 5.05(a) hereof;

(ii)           Delinquent Loans.  Any Loan constitutes a Delinquent Loan for a period of more than three (3) successive Business Days;

(iii)          Guarantor or Designated Obligor Cross-Default.  The Guarantor or any of the Designated Obligors shall (a) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Liquidity Loans) on the scheduled or original due date with respect thereto; or (b) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (c) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (a), (b) or (c) of this paragraph (iii) shall not at any time constitute a Mandatory Liquidation Event unless, at such time, one or more defaults, events or conditions of the type described in clauses (a), (b) and (c) of this paragraph (iii) shall have occurred and be continuing with respect to Indebtedness the outstanding Dollar Equivalent principal amount of which exceeds in the aggregate $100,000,000;

(iv)         Insolvency.  An Insolvency Event shall occur with respect to BAFC, the Guarantor, any Designated Obligor or the Company;

(v)           Change of Control.  A Change of Control with respect to the Guarantor shall occur;

(vi)         Investment Company.  BAFC or the Guarantor shall become an “investment company” within the meaning of the 1940 Act and shall not be exempt from compliance with the 1940 Act;

(vii)         Judgments Against BAFC.  One or more judgments or decrees shall be entered against BAFC involving in the Dollar Equivalent aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(viii)       Commercial Paper Payments.  Failure by BAFC to pay or cause to be paid any amount in respect of Commercial Paper when due;

(ix)          Certain Payments.  Failure by BAFC to pay or cause to be paid (i) any of the fees described in Section 4.01 hereof when due within three (3) Business Days from the date due; (ii) fees due under subsection 2.11(a) of the Letter of Credit Reimbursement Agreement or any other amounts due under the Letter of Credit Reimbursement Agreement within three (3) Business Days from the date due; (iii) any Liquidity Loan under subsection 3.01(f) and Section 5.02 hereof on the date due; or (iv) interest on any Liquidity Loan within three (3) Business Days of the date such interest is due;

(x)           Representations.  Any representation or warranty or other written statement made or deemed made by BAFC, the Company or the Guarantor in this Agreement or in any other Transaction Document or in any document entered into in connection herewith or therewith, shall prove to have been incorrect when made in any material respect;

(xi)          Covenants.  (a) Failure by BAFC, the Company or the Guarantor to observe or perform any covenant or agreement contained in subsections 5.05(g), 7.01(i) and  7.01(l) hereof (with respect to BAFC), subsections 2.06(g) and 2.06(j)(i) and (ii) of the Pooling Agreement (with respect to the Company) and subsections 8.1(c)(i) and (ii), 8.1(g)(i), 8.1(h), 8.1(i) and 8.2 of the Guaranty (with respect to the Guarantor); or (b) failure by BAFC, the Company or the Guarantor to observe or perform any other covenant or agreement contained herein or in any other Transaction Document to which it is a party and not constituting a Mandatory Liquidation Event under any other clause of this Article VIII and the continuance of such default for thirty (30) days after the earlier of (x) the date on which a Responsible Officer of BAFC, the Company or the Guarantor has knowledge of such failure and (y) BAFC, the Company or the Guarantor receives written notice thereof from the Administrative Agent;

(xii)         Default Under Other Documents.  (a) A Series 2000-1 Early Amortization Event or a Potential Series 2000-1 Early Amortization Event shall have occurred and be continuing or (b) an Early Amortization Event described in Section 7.01 of the Pooling Agreement (without taking into account any Supplements) shall occur;

(xiii)         Default under the Guaranty.  The Guarantor shall default under the Guaranty or the Guaranty shall have become invalid or ineffective or the Guarantor or any affiliate thereof shall challenge its effectiveness;

(xiv)        Judgments Against Guarantor and Designated Obligors.  One or more judgments or decrees shall be entered against the Guarantor or any of the Designated Obligors involving in the Dollar Equivalent aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(xv)          Effectiveness of Other Documents.  Any of the Transaction Documents shall cease, for any reason, to be in full force and effect, or the Company, the Servicer, the Guarantor, the Sellers or BAFC shall so assert in writing; or

(xvi)        Other Cross-Defaults.  BLFC, BFE or any other Investor Certificateholder that is an Affiliate of the Guarantor shall (a) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Liquidity Loans) on the scheduled or original due date with respect thereto; or (b) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (c) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (a), (b) or (c) of this paragraph (xvi) shall not at any time constitute a Mandatory Liquidation Event unless, at such time, one or more defaults, events or conditions of the type described in clauses (a), (b) and (c) of this paragraph (xvi) shall have occurred and be continuing with respect to Indebtedness the outstanding Dollar Equivalent principal amount of which exceeds in the aggregate $100,000,000; provided, further, that the immediately preceding proviso shall be deemed inapplicable at any time that any Purchased Loan shall constitute a Defaulted Loan or shall have constituted a Delinquent Loan for a period of more than three (3) successive Business Days.

SECTION 8.02       Mandatory CP Wind-Down Events.  Upon the occurrence of any of the following events (each a “Mandatory CP Wind-Down Event”), the remedies of Section 8.03(b) hereof shall apply:

(a)          Guarantor’s Adjusted Net Debt/Consolidated Adjusted Capitalization Ratio.  The ratio of the Guarantor’s consolidated Adjusted Net Debt to consolidated Adjusted Capitalization (each as calculated at the end of each fiscal quarter of the Guarantor) is greater than 0.585:1.0; or

(b)           Guarantor’s EBITDA.  The Guarantor’s consolidated Adjusted EBITDA (as calculated on a rolling four quarter basis) is less than $400,000,000.

SECTION 8.03       Remedies.

(a)          At any time during the continuance of any Mandatory Liquidation Event and so long as such Mandatory Liquidation Event shall continue unremedied, the Administrative Agent, by written notice to BAFC, the Series 2000-1 Rating Agencies, and the Depositary (with a copy to each Placement Agent and the Collateral Agent), (i) shall instruct the Depositary not to issue or deliver any additional Commercial Paper, and (ii) may, with the consent of the Majority Liquidity Banks, and shall, at the written request of the Majority Liquidity Banks, (A) declare the principal of and accrued interest in respect of the Liquidity Loan Notes to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by BAFC, anything contained herein or in the Liquidity Loan Notes to the contrary notwithstanding, and/or (B) subject to the immediately following sentence declare the Aggregate Liquidity Commitment terminated, whereupon the Aggregate Liquidity Commitment and the obligation of the Liquidity Banks to make the Liquidity Loans hereunder shall terminate immediately and any accrued fees or premiums shall forthwith become due and payable without any further notice of any kind and/or (C) instruct BAFC to, and in such event BAFC shall, instruct the Trustee to declare the principal of and accrued interest in respect of the Purchased Loans to be due and payable (provided that, for the avoidance of doubt, BAFC acknowledges and agrees that if it fails to give such instructions, the Administrative Agent may do so on its behalf).  Notwithstanding the previous sentence, upon the occurrence of a Mandatory Liquidation Event described in subsection 8.01(iv) with respect to BAFC, the Guarantor or the Company or in subsection 8.01(xii)(b), the Aggregate Liquidity Commitment shall terminate automatically, and all amounts payable to the Liquidity Banks and the Administrative Agent hereunder and under the Liquidity Loan Notes, whether for principal, interest, fees, expenses or otherwise, shall automatically become forthwith due and payable without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived.  Anything herein to the contrary notwithstanding, no declaration or termination of the Aggregate Liquidity Commitment pursuant to the foregoing provisions of this Article VIII shall affect the obligation of the Liquidity Banks to make Liquidity Loans with respect to Commercial Paper issued, authenticated and delivered by the Depositary prior to receipt of instructions from the Administrative Agent to cease issuing Commercial Paper as provided in subsection 2.01(a) hereof; provided the conditions set forth in subsection 3.01(c) and Section 6.03 hereof are satisfied at the time of the making of any such Liquidity Loan.

(b)           At any time during the continuance of a Mandatory CP Wind-Down Event and so long as such Mandatory CP Wind-Down Event shall continue unremedied, (i) the Administrative Agent shall, by written notice to BAFC, the Series 2000-1 Rating Agencies, and the Depositary (with a copy to each Placement Agent and the Collateral Agent), instruct the Depositary not to issue or deliver any additional Commercial Paper and (ii) subject to the terms and conditions herein (and provided that a Mandatory Liquidation Event shall not have occurred which has not been waived by the Majority Liquidity Banks), the Liquidity Banks shall make Liquidity Loans to BAFC on a revolving basis pursuant to subsections 3.01(a)(i) and 3.01(a)(v) hereof.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

In order to induce the Liquidity Banks to enter into this Agreement and to provide the credit facility provided for herein, BAFC makes the following representations and warranties to the Liquidity Banks:

SECTION 9.01       Corporate Existence.  BAFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which its business or activities requires such qualification, except where the failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect.  BAFC has no subsidiaries.

SECTION 9.02       Corporate Power; Authorization; Enforceable Obligation.  BAFC has the corporate power, authority and legal right to execute, deliver and perform the Transaction Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions hereof and the execution, delivery and performance of the Transaction Documents to which it is a party.  No consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required for the execution, delivery and performance by BAFC of the Transaction Documents to which it is a party which has not been obtained, made, given or accomplished.  This Agreement and the other Transaction Documents, including the Liquidity Loan Notes, have been executed and delivered by a duly authorized officer of BAFC, and each of the Transaction Documents constitutes and, in the case of Commercial Paper, when executed and issued in accordance with the provisions hereof and of the Depositary Agreement, will constitute, a legal, valid and binding obligation of BAFC enforceable against BAFC in accordance with its respective terms except that the enforceability thereof may be subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 9.03       No Legal Bar.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which BAFC is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of BAFC and will not result in, or require, the creation or imposition of any Lien (other than any Permitted Lien) on any of BAFC’s properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.  No Requirement of Law or Contractual Obligation applicable to BAFC could reasonably be expected to have a Material Adverse Effect.

SECTION 9.04      No Material Litigation.  No litigation, investigation or administrative proceeding of or before any arbitrator or Governmental Authority is pending nor, to BAFC’s knowledge, threatened against BAFC or any of its assets (a) with respect to the Transaction Documents or the Borrowings hereunder or (b) that could reasonably be expected to have a Material Adverse Effect.

SECTION 9.05       Security Interest.

(a)           (i) No effective financing statement listing BAFC as debtor (other than any which may have been filed on behalf of the Collateral Agent) covering any of the Assigned Collateral is on file in any public office; (ii) at the date of each deposit of monies in each Collateral Account, BAFC was, is or will then be the lawful owner of, and had, has or will then have good title to, such monies, free and clear of all Liens except the lien and security interest granted pursuant to the Security Agreement in favor of the Collateral Agent; and (iii) BAFC is and will be the lawful owner of, and has and will have good and marketable title to, all Assigned Collateral, free and clear of all Liens except the lien and security interest granted pursuant to the Security Agreement in favor of the Collateral Agent and Permitted Liens.

(b)          BAFC has not previously created any security interest which remains in effect in the Assigned Collateral, any Collateral Account or the funds deposited therein or any part thereof and will keep the Assigned Collateral, each Collateral Account and the funds deposited therein and every part thereof free and clear of all Liens except the lien and security interest granted pursuant to the Security Agreement in favor of the Collateral Agent and Permitted Liens.

(c)          The Security Agreement creates a valid Lien on the Assigned Collateral in favor of the Secured Parties and such lien is prior in right to any other Liens and is enforceable as such against creditors of and purchasers from BAFC except to the extent foreclosure of such Lien may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally.

SECTION 9.06      Commercial Paper; Investment Company Act.  The qualification of an indenture with respect to Commercial Paper under the Trust Indenture Act of 1939, as amended, is not required in connection with the offer, issuance, sale or delivery of Commercial Paper.  BAFC is not an “investment company”, or a company “controlled” by an “investment company” within the meaning of the 1940 Act.

SECTION 9.07      Securities Act.  The offer, issuance, sale or delivery of the Commercial Paper in accordance with the terms hereof and the Depositary Agreement will constitute exempted transactions under the Securities Act, and registration of the Commercial Paper under the Securities Act will not be required in connection with any such offer, issuance, sale or delivery of the Commercial Paper.

SECTION 9.08     Accuracy of Information; Beneficial Ownership Certification.  All Monthly Settlement Statements, Daily Reports, financial statements, records, and other information furnished by or on behalf of BAFC, the Servicer or the Guarantor to the Administrative Agent or any Liquidity Bank hereunder shall be accurate in all material respects as of their respective date.  As of the Amendment Effective Date, the information included in the Beneficial Ownership Certification of BAFC is true, complete and correct.

SECTION 9.09      Taxes and ERISA Liability.  BAFC has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of BAFC).  No tax Lien (other than any Permitted Lien) has been filed, and, to the knowledge of BAFC, no claim is being asserted, with respect to any such tax, fee or other charge.  BAFC has no ERISA plan liability and is not subject to the requirements of ERISA.

SECTION 9.10      Federal Regulations.  No part of the proceeds of any Liquidity Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable margin regulations of the Federal Reserve Board.  If requested by any Liquidity Bank or the Administrative Agent, BAFC will furnish to the Administrative Agent and each Liquidity Bank a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 9.11      No Change.  Since December 31, 2017, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 9.12      Solvency.  BAFC is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

SECTION 9.13      Sanctions.

(a)           BAFC is, to the extent applicable, in compliance with Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects.

(b)             BAFC is not, and no director or senior officer of BAFC is, any of the following:

(i)             a Restricted Person;

(ii)            a Person owned 50% or more or controlled by, or acting on behalf of, any Restricted Person; or

(iii)           a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.

SECTION 9.14      EEA Financial Institutions.  Neither BAFC nor the Guarantor is an EEA Financial Institution.

ARTICLE X

THE ADMINISTRATIVE AGENT AND THE LIQUIDITY BANKS

SECTION 10.01   Appointment of the Administrative Agent.  Each Liquidity Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A. as its Administrative Agent hereunder, under the Guaranty, under the Letter of Credit Reimbursement Agreement, under the Letter of Credit and under the Security Agreement and hereby authorizes the Administrative Agent to take such action on its behalf to execute, deliver and perform such documents on its behalf, and to exercise such rights, remedies, powers and privileges hereunder or thereunder as are specifically authorized to be exercised by the Administrative Agent by the terms hereof or thereof, together with such rights, remedies, powers and privileges as are reasonably incidental thereto.  The Administrative Agent may execute any of its duties hereunder and under the Security Agreement by or through agents or employees, and the Administrative Agent shall not be responsible for the negligence or misconduct of any such agents or employees selected by it with reasonable care.  The relationship between the Administrative Agent and each Liquidity Bank is that of agent and principal only, and nothing herein shall be deemed to constitute or appoint the Administrative Agent a trustee or fiduciary for any Liquidity Bank or impose on the Administrative Agent any obligations other than those for which express provision is made herein, under the Guaranty, under the Letter of Credit Reimbursement Agreement, under the Letter of Credit or in the Security Agreement.  Upon receipt, the Administrative Agent will forward to each Liquidity Bank (a) an executed copy of the Transaction Documents, (b) a copy of each Monthly Settlement Statement and Daily Report, and (c) a copy of each financial statement, accountant’s certification and officer’s certificate specified in Section 7.01 hereof and in Section 8.1 of the Guaranty.

The Administrative Agent shall not have any duty to exercise any right, power, remedy or privilege granted to it hereby or thereby, or to take any affirmative action or exercise any discretion hereunder or thereunder, including, without limitation, the right of the Administrative Agent to instruct the Depositary not to issue or deliver Commercial Paper under the provisions of subsection 2.01(a) hereof and the Depositary Agreement, unless directed to do so by all the Liquidity Banks or the Majority Liquidity Banks, as applicable (and shall be fully protected in acting or refraining from acting pursuant to such directions which shall be binding upon the Liquidity Banks), shall not, without the prior approval of all the Liquidity Banks consent to any reduction of the Letter of Credit Commitment pursuant to Section 2.01(d)(i) of the Letter of Credit Reimbursement Agreement, and shall not, without the prior approval of all the Liquidity Banks or the Majority Liquidity Banks, as applicable, consent to any material departure by BAFC or the Depositary from the terms hereof or thereof, waive any default on the part of any such party under any such agreement or instrument or amend, modify, supplement or terminate, or agree to any surrender of, any such agreement or instrument; provided, that the foregoing limitation on the authority of the Administrative Agent is for the benefit of the Liquidity Banks and shall not impose any obligation on BAFC to investigate or inquire into the authority of the Administrative Agent in any circumstances, and BAFC shall be fully protected in carrying out any request, direction or instruction made or given to BAFC by the Administrative Agent in the exercise of any right, power, remedy or privilege granted to the Administrative Agent hereby or by the terms of any other Transaction Document, receiving or acting upon any consent or waiver granted to BAFC hereunder or thereunder by the Administrative Agent, or entering into any amendment or modification of, or supplement to, this Agreement or any other Transaction Document, and BAFC shall not be subject to the claims of any Liquidity Bank by reason of the lack of authority of the Administrative Agent to take any such action nor shall the lack of authority on the part of the Administrative Agent in any circumstance give rise to any claim on the part of BAFC against any Liquidity Bank; and provided, further, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, or applicable law.

Neither the Administrative Agent nor any Liquidity Bank, nor any of its or their respective directors, officers, agents or employees, shall be liable to any person or entity, including without limitation, the Administrative Agent, any Liquidity Bank, or any Program Party, as the case may be, for any action taken or omitted to be taken by it or them hereunder, under any other Transaction Document, or in connection herewith or therewith, except for any liability determined, in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the Administrative Agent’s or such Liquidity Bank’s own gross negligence or willful misconduct; nor shall the Administrative Agent or any Liquidity Bank be responsible to the Administrative Agent or any other Liquidity Bank, as the case may be, for the validity, effectiveness, value, sufficiency or enforceability against any Program Party, of any Transaction Document or other document furnished pursuant hereto or thereto or in connection herewith or therewith.  The Administrative Agent shall not be liable under this Agreement to BAFC or the Guarantor or their respective directors, officers, agents, employees or members, or any Secured Party or its directors, officers, agents, employees or stockholders for indirect, special, punitive, incidental or consequential loss or damage of any kind whatsoever, including, without limitation, lost profits.

Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for BAFC), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with or in reliance upon the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Liquidity Bank and shall not be responsible to any Liquidity Bank for any statements, warranties or representations made in or in connection with this Agreement, any other Transaction Document or any other document furnished pursuant hereto or thereto or in connection herewith or therewith; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, any other Transaction Document or any other document furnished pursuant hereto or thereto or in connection herewith or therewith, on the part of any party hereto or thereto or to inspect the property (including the books and records) of BAFC, the Guarantor or any other Program Party; (iv) shall not be responsible to any Liquidity Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement, any other Transaction Document or any other document furnished pursuant hereto or thereto or in connection herewith or therewith, by acting upon or relying upon any notice, consent, certificate or other instrument or writing or telephonic instruction, or notices to the extent authorized herein or therein believed by it to be genuine and sent by the proper party or parties; and (vi) may deem and treat the payee of any Liquidity Loan Note as the owner thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Administrative Agent signed by such payee shall have been filed with the Administrative Agent.

Each Liquidity Bank hereby represents that it has, independently and without reliance on the Administrative Agent or any other Liquidity Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial risks and other risks involved in the transactions contemplated hereunder and under the Transaction Documents and of the financial condition and affairs of BAFC, the Guarantor and the other Program Parties, and the adequacy of the security granted to the Liquidity Banks under the Security Agreement and its own decision to enter into this Agreement and the Security Agreement and the transactions contemplated hereby and thereby and agrees that it will, independently and without reliance upon the Administrative Agent or any other Liquidity Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement or the Security Agreement.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by BAFC, the Guarantor or any other Program Party of this Agreement, the other Transaction Documents or any other document referred to or provided for herein or therein or to make inquiry of, or to inspect the properties or books of BAFC, the Guarantor or other Program Parties.  Except for notices, reports and other documents and information expressly required to be furnished to the Liquidity Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Liquidity Bank with any credit or other information concerning BAFC, the Guarantor or other Program Parties which may come into the possession of the Administrative Agent.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Series 2000-1 Early Amortization Event, Potential Series 2000-1 Early Amortization Event, Mandatory CP Wind-Down Event or Mandatory Liquidation Event unless the Administrative Agent has received written notice from a Liquidity Bank, the Servicer, the Company, the Guarantor or BAFC referring to this Agreement, describing such Series 2000-1 Early Amortization Event, Potential Series 2000-1 Early Amortization Event, Mandatory CP Wind-Down Event or Mandatory Liquidation Event and stating that such notice is a “Notice of Series 2000-1 Early Amortization Event,” “Notice of Potential Series 2000-1 Early Amortization Event,” “Notice of Mandatory CP Wind-Down Event” or “Notice of Mandatory Liquidation Event,” as the case may be.  In the event that the Administrative Agent receives such a notice of the occurrence of a Series 2000-1 Early Amortization Event, Mandatory CP Wind-Down Event, Potential Series 2000-1 Early Amortization Event or Mandatory Liquidation Event, the Administrative Agent shall promptly give notice thereof to the Liquidity Banks.  The Administrative Agent shall take such action with respect to such Series 2000-1 Early Amortization Event, Potential Series 2000-1 Early Amortization Event or Mandatory Liquidation Event as shall be reasonably directed by the Majority Liquidity Banks; provided that, if the Administrative Agent has not yet received such directions from the Majority Liquidity Banks after using reasonable efforts to receive such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action, with respect to such Series 2000-1 Early Amortization Event, Potential Series 2000-1 Early Amortization Event or Mandatory Liquidation Event as it shall deem advisable in the best interests of the Liquidity Banks.

Each Liquidity Bank hereby agrees, in the ratio that such Liquidity Bank’s Percentage of the Aggregate Liquidity Commitment hereunder bears to the Aggregate Liquidity Commitment, to indemnify and hold harmless the Administrative Agent and its directors, officers, agents and employees, from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, settlements, costs and expenses of any kind whatsoever (including, without limitation, fees and expenses of attorneys, accountants and experts) incurred or suffered by the Administrative Agent in its capacity as Administrative Agent hereunder as a result of any action taken or omitted to be taken by the Administrative Agent in such capacity or otherwise incurred or suffered by, made upon, or assessed against the Administrative Agent in such capacity; provided, that no Liquidity Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, settlements, costs or expenses determined, in the final and non-appealable judgment of a court of competent jurisdiction, to be attributable to gross negligence or willful misconduct on the part of the Administrative Agent.  Without limiting the generality of the foregoing, each Liquidity Bank hereby agrees, in the ratio aforesaid, to reimburse the Administrative Agent promptly following its demand for any out-of-pocket expenses (including, without limitation, attorneys’ fees and expenses) incurred by the Administrative Agent or its directors, officers, agents and employees hereunder or under the Security Agreement, and not promptly reimbursed to the Administrative Agent by BAFC.  Each Liquidity Bank’s obligations under this paragraph shall survive the termination of this Agreement and the discharge of BAFC’s obligations hereunder.

The Administrative Agent shall be entitled to rely on any communication, instrument, paper or other document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons.  With respect to its share of liability under this Agreement, JPMorgan Chase or any successor agent, if a Liquidity Bank, shall have the same rights, power, remedies and privileges as any other Liquidity Bank and may exercise the same as though it were not the administrative agent of the Liquidity Banks hereunder.

SECTION 10.02     Resignation of the Administrative Agent.  The Administrative Agent may, at any time upon at least forty-five (45) days’ prior written notice to BAFC, the Servicer, the Guarantor, the Collateral Agent, the Letter of Credit Agent, the Liquidity Banks and the Depositary, and the Administrative Agent will at the direction of the Majority Liquidity Banks, resign as Administrative Agent; provided, however, that, in either case, the resignation of the Administrative Agent shall not be effective until the Majority Liquidity Banks shall have agreed to the appointment of another Liquidity Bank to perform the duties of the Administrative Agent hereunder, such replacement shall have accepted such appointment and the Letter of Credit Agent shall have delivered to the successor Administrative Agent, in exchange for the outstanding Letter of Credit held by the predecessor Administrative Agent, a substitute Letter of Credit in accordance with the terms of Section 2.01(b) of the Letter of Credit Reimbursement Agreement and the Letter of Credit.  In the event of such resignation, the Majority Liquidity Banks shall as promptly as practicable appoint a successor agent to replace the Administrative Agent; provided that such successor agent shall be a Liquidity Bank under this Agreement.  If the Majority Liquidity Banks have not appointed a successor agent within forty-five (45) days of the Administrative Agent’s resignation notice, the resigning Administrative Agent shall appoint a successor.  Notwithstanding the resignation of the Administrative Agent hereunder, the provisions of Section 10.01 hereof shall continue to inure to the benefit of the Administrative Agent in respect of any action taken or omitted to be taken by the Administrative Agent in its capacity as such while it was such under this Agreement.

SECTION 10.03     Obligations Several.  The obligations of the Liquidity Banks hereunder are several, and neither the Administrative Agent nor any Liquidity Bank shall be responsible for the obligation of any other Liquidity Bank hereunder, nor will the failure of any Liquidity Bank to perform any of its obligations hereunder relieve the Administrative Agent or any other Liquidity Bank from the performance of its obligations hereunder.  Nothing contained in this Agreement, and no actions taken by the Liquidity Banks or the Administrative Agent pursuant hereto or in connection with the Liquidity Commitment shall be deemed to constitute the Liquidity Banks, together or with the Administrative Agent, a partnership, association, joint venture or other entity.

SECTION 10.04   Multiple Capacities.  JPMorgan Chase is serving in the following capacities for the benefit of BAFC:  Administrative Agent and a Liquidity Bank.  The Liquidity Banks agree that with respect to the obligations of the Liquidity Banks to lend under the Liquidity Agreement, the Liquidity Loans made by the Liquidity Banks and the Liquidity Loan Notes issued to such Liquidity Banks, and with respect to the obligations of JPMorgan Chase as Administrative Agent, JPMorgan Chase shall have the same rights and powers under any Transaction Document as any other Program Party, and may exercise the same as though it were not performing such duties specified herein and therein; and the terms “Liquidity Banks,” “Majority Liquidity Banks,” “holders of Liquidity Loans Notes,” or any similar terms shall, unless the context clearly otherwise indicates, include JPMorgan Chase in its individual capacity.  JPMorgan Chase may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Program Party or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Program Party or any of their Affiliates for services in connection with any Transaction Document and otherwise without having to account for the same to any other Program Party.  The Liquidity Banks expressly waive any conflict of interest or any similar claims against JPMorgan Chase arising solely out of such multiple roles of JPMorgan Chase.  JPMorgan Chase, as a Liquidity Bank and the Administrative Agent, shall have the same rights, powers, remedies and privileges as any Program Party and may exercise the same as though it were not acting in multiple capacities in connection with the Transaction Documents.

SECTION 10.05     Agent Communications.  The Administrative Agent shall provide to each Liquidity Bank a copy of each material report, certificate, statement or other communication required to be delivered to it under the Transaction Documents and which has not been delivered to the Liquidity Banks; provided, that posting by the Administrative Agent to Intralinks or to a similar electronic distribution location shall satisfy the requirements of this Section.

SECTION 10.06     Documentation Agents, Lead Arranger and Bookrunner.  Neither the Documentation Agents, the Lead Arranger nor the Bookrunner shall have any duties or responsibilities hereunder in its capacity as such.  Neither the Documentation Agents, the Lead Arrangers nor the Bookrunners shall have or be deemed to have any fiduciary relationship with any Liquidity Bank.

SECTION 10.07     Certain ERISA Matters.  (a)  Each Liquidity Bank (x) represents and warrants, as of the date such Person became a Liquidity Bank party hereto, to, and (y) covenants, from the date such Person became a Liquidity Bank party hereto to the date such Person ceases being a Liquidity Bank party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of BAFC or the Guarantor, that at least one of the following is and will be true:

(i)             such Liquidity Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Liquidity Loans or the Liquidity Commitments;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Liquidity Bank’s entrance into, participation in, administration of and performance of the Liquidity Loans, the Liquidity Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii)         (A) such Liquidity Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Liquidity Bank to enter into, participate in, administer and perform the Liquidity Loans, the Liquidity Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Liquidity Loans, the Liquidity Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Liquidity Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Liquidity Bank’s entrance into, participation in, administration of and performance of the Liquidity Loans, the Liquidity Commitments and this Agreement; or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Liquidity Bank.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Liquidity Bank or (2) a Liquidity Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Liquidity Bank further (x) represents and warrants, as of the date such Person became a Liquidity Bank party hereto, to, and (y) covenants, from the date such Person became a Liquidity Bank party hereto to the date such Person ceases being a Liquidity Bank party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of BAFC or the Guarantor, that none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Liquidity Bank involved in the Liquidity Loans, the Liquidity Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Commercial Paper Program Document or any documents related to hereto or thereto).

(c)          The Administrative Agent, and each Lead Arranger hereby informs the Liquidity Banks that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Liquidity Loans, the Liquidity Commitments, this Agreement and any other Commercial Paper Program Documents, (ii) may recognize a gain if it extended the Liquidity Loans or the Liquidity Commitments for an amount less than the amount being paid for an interest in the Liquidity Loans or the Liquidity Commitments by such Liquidity Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Commercial Paper Program Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01     Computations.  All computations of interest and fees hereunder and under each Liquidity Loan Note shall be made on the basis of the actual number of days elapsed over a year of 360 (or with respect to the computation of interest on Prime Rate Liquidity Loans, 365 or 366, as the case may be) days.

SECTION 11.02    Exercise of Rights.  No failure or delay on the part of the Administrative Agent or any Liquidity Bank to exercise any right, power or privilege under this Agreement and no course of dealing between BAFC and the Administrative Agent or any Liquidity Bank shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly provided are cumulative and except to the extent limited under this Agreement not exclusive of any rights or remedies which the Administrative Agent or any Liquidity Bank would otherwise have pursuant to law or equity.  No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

SECTION 11.03     Amendment and Waiver.

(a)          Subject to Section 4.09, any provision of any Commercial Paper Program Document to which neither the Administrative Agent nor the Liquidity Banks are parties, may be amended, waived, supplemented, restated, discharged or terminated (i) to cure any ambiguity, (ii) to correct any defective provisions or (iii) to add any other provisions with respect to matters or questions arising thereunder, which provisions shall not be inconsistent with any other provisions thereof, without the consent of the Administrative Agent or the Liquidity Banks; provided such amendment, waiver, supplement or restatement, does not affect BAFC’s ability to perform its obligations hereunder in any material adverse respect; and provided, further, that the Administrative Agent shall have received prior notice thereof together with copies of any documentation related thereto.  Any other amendment, waiver, supplement or restatement of a provision of a Commercial Paper Program Document (including any exhibit thereto) shall require the written consent of the Administrative Agent (acting at the direction of the Majority Liquidity Banks), the Letter of Credit Agent and BAFC; provided that any such amendment relating to the extension of the L/C Expiration Date may be made with the prior written consent of the Administrative Agent, but without the consent of the Liquidity Banks; provided further, that no such amendment of (a) this Section 11.03, or (b) the definition of Majority Liquidity Banks may be made without the prior written consent of the Administrative Agent acting at the direction of all the Liquidity Banks; provided further, that no change relating to (w) any provision requiring the ratable funding of Liquidity Loans or the ratable sharing of payments or setoffs, (x) increasing the amount of the Aggregate Liquidity Commitment or any Liquidity Bank’s Liquidity Commitment or decreasing the principal amount of any Liquidity Loan, (y) reducing any fees or commissions with respect to, or reducing the interest rates of any Liquidity Loans, or (z) the extension of the Liquidity Commitment Expiration Date, may be made without the prior written consent of all the Liquidity Banks adversely affected by such change; provided further, that any provisions relating to release of the Assigned Collateral, any change with respect to the amount of the Letter of Credit Commitment (other than as permitted by Section 2.01(e) of the Letter of Credit Reimbursement Agreement) or forgiveness of debt, may only be amended, waived, supplemented or restated with the written consent of BAFC and all the Secured Parties, with the exception of the Commercial Paper Holders; and provided further, that the amount of any Liquidity Bank’s Liquidity Commitment shall not be changed without the consent of such affected Liquidity Bank.  Notwithstanding the preceding sentence of this Section 11.03, any provision of any Commercial Paper Program Document which by its terms requires the written consent of all (or a specified Percentage of) the Liquidity Banks, shall not be amended, waived, supplemented or restated without the prior written consent of all (or such specified Percentage of) such Liquidity Banks.

(b)          Any provision of any other Transaction Document (other than any Commercial Paper Program Document) may be amended, waived, supplemented, restated, discharged or terminated with ten (10) Business Days’ prior written notice to the Administrative Agent, but without the consent of the Administrative Agent or the Liquidity Banks; provided such amendment, waiver, supplement or restatement does not (i) render the Series 2000-1 VFC Certificate subordinate in payment to any other Series under the Trust or otherwise adversely discriminate against the Series 2000-1 VFC Certificate relative to any other Series under the Trust, (ii) reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on or in respect of the Series 2000-1 VFC Certificate, (iii) change the definition of, the manner of calculating, or in any way the amount of, the interest of BAFC in the assets of the Trust, (iv) change the definitions of “Eligible Loan”, “Eligible Obligor”, “Series 2000-1 Allocated Loan Amount”, “Series 2000-1 Invested Amount” or “Series 2000-1 Target Loan Amount” or, to the extent used in such definitions, other defined terms used in such definitions, (v) result in a Mandatory Liquidation Event, (vi) amend Section 15 or 17 of the Guaranty, (vii) release the Guarantor, (viii) change any provision of the Guaranty (other than as described in clause (vi) or (vii) above) which adversely affects the rights or interest of the Liquidity Banks under the Guaranty in any material respect, (ix) change the ability of the Trustee to declare the Purchased Loans to be immediately due and payable or the ability of the Administrative Agent or the Majority Liquidity Banks to directly or indirectly require the Trustee to do so, (x) increase the Series 2000-1 Maximum Invested Amount, or (xi) effect any amendment that would cause or permit (A) the Series 2000-1 Invested Amount to exceed the Series 2000-1 Maximum Invested Amount, (B) the Series 2000-1 Target Loan Amount to exceed the Series 2000-1 Allocated Loan Amount or (C) the Credits Outstanding to exceed the Aggregate Available Liquidity Commitment.  Any amendment, waiver, supplement or restatement of a provision of a Transaction Document (including any exhibit thereto) of the type described in (x) clauses (i), (ii), (iii), (iv), (v), (viii), (ix), (x) or (xi) in the proviso above shall require the written consent of the Administrative Agent acting at the direction of the Majority Liquidity Banks, (y) clause (vi) above shall require the written consent of the Administrative Agent acting at the direction of all the Liquidity Banks, and (z) clause (vii) above shall require the written consent of all the Secured Parties, with the exception of the Commercial Paper Holders.  Notwithstanding the foregoing, the Administrative Agent shall not be bound by any amendment, waiver, supplement or restatement of the Transaction Documents which affects the rights or duties of the Administrative Agent under any of the Transaction Documents unless the Administrative Agent shall have given its prior written consent thereto.  BAFC shall send written notice of any change to any Transaction Document to each Series 2000-1 Rating Agency.  The Servicer shall provide a copy of any change to the Transaction Documents or the form of Loan Documents to the Administrative Agent.  No change to any Transaction Document (other than the Loan Documents) will become effective until (i) prior written notice is given to the Series 2000-1 Rating Agencies and (ii) if such amendment is material, the Rating Agency Condition is satisfied with respect to the Commercial Paper issued by BAFC.

(c)           Notwithstanding Sections 11.03(a) and (b), the Liquidity Commitments and Percentages of any Defaulting Liquidity Bank that is not a Performing Liquidity Bank shall be disregarded for all purposes of any determination of whether the Majority Liquidity Banks have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Sections 11.03(a) and (b)), provided that any waiver, amendment or modification requiring the consent of all Liquidity Banks or each affected Liquidity Bank shall require the consent of such Defaulting Liquidity Bank.

SECTION 11.04     Expenses and Indemnification.

(a)          BAFC shall pay all reasonable out-of-pocket costs and expenses of the Administrative Agent incurred in connection with the preparation, execution, delivery, syndication, amendment, modification and waiver of, and of the Administrative Agent and each Liquidity Bank in connection with the enforcement of and preservation of rights under, this Agreement, the other Transaction Documents and the making and repayment of the Liquidity Loans, including the fees and out-of-pocket expenses of counsel to the Administrative Agent and, if applicable, the Liquidity Banks; and shall reimburse the Administrative Agent for the reasonable fees and out-of-pocket expenses of counsel and other third party providers of services to the Administrative Agent in connection with any amendments, supplements or waivers to this Agreement.

(b)           BAFC agrees to indemnify and hold harmless the Administrative Agent and each Liquidity Bank and each director, officer, employee, affiliate or agent thereof (each, an “Indemnified Party”) from and against any and all claims, losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) whatsoever which such Indemnified Party may incur (or which may be claimed against such Indemnified Party) by reason of or in connection with the Transaction Documents or any transactions contemplated thereby, except to the extent that any such claims, losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs or expenses are determined, in a final and non-appealable judgment of a court of competent jurisdiction, to result from the willful misconduct or gross negligence of such Indemnified Party.  The foregoing indemnity shall include any claims, losses, liabilities, (including liabilities for penalties) actions, suits, judgments, demands, damages, costs or expenses to which the Administrative Agent or the Liquidity Banks may become subject under the Securities Act, the Securities Exchange Act of 1934, as amended, or other federal or state law or regulation arising out of or based upon any untrue statement or alleged untrue statement of a material fact in any private placement memorandum, offering memorandum or other material provided to investors and prospective investors in connection with offers and sales of the Commercial Paper or any amendments thereof or supplements thereto or arising out of, or based upon, the omission or the alleged omission to state a material fact necessary to make the statements in such private placement memorandum, offering memorandum or other material, or any amendment thereof or supplement thereto, in light of the circumstances in which they were made, not misleading, provided, however, that BAFC will not be liable in any such case to the extent that any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs or expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact made therein in conformity with written information furnished to BAFC by or on behalf of such Indemnified Party specifically for use in connection with the preparation thereof.  Payment of indemnification obligations by BAFC is to be made from available moneys in accordance with and subject to Articles 5 and 6 of the Security Agreement.  For the avoidance of doubt, no Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that any such damages are determined in a final and non-appealable judgment of a court of competent jurisdiction, to result from the willful misconduct or gross negligence of such Indemnified Party.  Notwithstanding the foregoing, and for the avoidance of doubt, this Section 11.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.

(c)           All obligations provided for in this Section 11.04 shall survive any termination of this Agreement.

SECTION 11.05     Successors and Assigns.

(a)           This Agreement shall bind, and the benefits hereof shall inure to, BAFC, the Administrative Agent, the Liquidity Banks and their respective successors and assigns; provided that (i) BAFC may not transfer or assign any or all of its rights and obligations hereunder without the prior written consent of the Guarantor, the Administrative Agent and all of the Liquidity Banks and (ii) any attempted assignment or transfer by BAFC without such consent shall be null and void; provided further, that no Liquidity Bank shall assign any of its rights and obligations hereunder, including its rights under the Liquidity Loan Note, to any Person unless (i) the prior written consent of the Administrative Agent and, prior to a Mandatory Liquidation Event, the Guarantor (which shall not be unreasonably withheld and shall be deemed to have been given if the Guarantor has not responded to a proposed assignment within ten (10) Business Days following its receipt of notice of such proposed assignment), shall have been obtained, unless such assignment is made to an Affiliate of the Liquidity Bank or another Liquidity Bank in which case only the consent of the Administrative Agent shall be required (such consent not to be unreasonably withheld) or to an Approved Fund; (ii) prior to the effective date of such assignment, such Person executes and delivers to BAFC the Assignment and Assumption Agreement substantially in the form of Exhibit B hereto (each an “Assignment and Assumption Agreement”) to the effect that such Person agrees to be bound by the provisions of this Agreement (including the agreement set forth in Sections 11.12 and 11.17 hereof); (iii) such Liquidity Bank assigns an amount equal to no less than $5,000,000 (or such Liquidity Bank’s entire Liquidity Commitment if less than $5,000,000) to the assignee; (iv) BAFC obtains a letter from each Series 2000-1 Rating Agency then rating the Commercial Paper to the effect that the assignment will not result in the downgrading or withdrawal of the rating assigned to the Commercial Paper; and (v) such Person delivers to BAFC and the Administrative Agent the forms described in Sections 4.06(e) and (f) (x) on or prior to execution of any such assignment and (y) upon the occurrence of any event which would require the amendment or resubmission of any such form previously provided hereunder; provided further that no Liquidity Bank shall assign any of its rights and obligations hereunder, to BAFC or any of its Affiliates or a natural person.  Notwithstanding any such assignment, (i) the Depositary shall have no obligation to communicate with any such assignee when requesting a Liquidity Loan hereunder but shall communicate any such request to the Administrative Agent as if such assignment had not been made and (ii) all payments hereunder shall be made directly to the Administrative Agent as if no such assignment had occurred.

(b)           Notwithstanding the foregoing and subject to subsection 11.05(c) below, each Liquidity Bank may at any time grant participations in, or otherwise transfer to, any other financial institution (a “Participant”) any Liquidity Loan or Liquidity Loans.  In connection with any such transfer, each such Liquidity Bank, at its sole discretion, shall be entitled to distribute to any Participant or potential Participant any information furnished to such Liquidity Bank pursuant to this Agreement provided the requirements of Section 11.18 hereof are met.  Each Liquidity Bank hereby acknowledges and agrees that any such disposition will not alter or affect such Liquidity Bank’s direct obligations to BAFC hereunder, and that BAFC shall have no obligation to have any communication or relationship with any Participant in order to enforce such obligation of any such Liquidity Bank to BAFC hereunder.  Notwithstanding the foregoing sentence, it is understood and agreed that any Liquidity Bank may enter into a participation agreement with a Participant that may provide that such Liquidity Bank will not agree to any amendment, supplement, modification or waiver described in the second proviso to the second sentence of Section 11.03 or related to forgiveness of debt without the consent of such Participant.  Each Liquidity Bank shall promptly notify BAFC in writing of the identity and interest of each Participant upon any such disposition.  The provisions of Section 4.05, Section 4.06 and Section 11.12 hereof shall apply to any direct or indirect Participant provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Liquidity Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Liquidity Bank to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater payment results from a Change In Law made subsequent to the date hereof that occurs after the Participant acquired the applicable participation, provided further that no Participant shall be entitled to the benefits of Section 4.06 unless such Participant complies with Sections 4.06 (including the requirements under Sections 4.06(e), 4.06(f) and 4.06(g) (it being understood that the documentation required under Sections 4.06(e), 4.06(f) and 4.06(g) shall be delivered to the participating Liquidity Bank))  as if it were a Liquidity Bank.  Each Liquidity Bank that sells a participation shall, acting as a non-fiduciary agent on behalf of BAFC, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Liquidity Loans or other obligations under this Agreement (the “Participant Register”); provided that no Liquidity Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Liquidity Commitments or Liquidity Loans or its other obligations under any Transaction Document) except to the extent that such disclosure is necessary to establish that such Liquidity Commitment or Liquidity Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, in the absence of manifest error, and such Liquidity Bank, the Administrative Agent and each party to this Agreement shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)           With respect to any assignment or participation pursuant to this Section 11.05, the Liquidity Banks shall not be permitted to distribute any documents or other information to any potential assignee, Participant, or any Person with whom such Liquidity Bank enters into a securitization, hedge transaction or otherwise in relation to any transaction in which payments are made by reference to this Agreement or to any obligor under this Agreement (such Person, an “Other Person”), unless each such assignee, Participant or Other Person shall first agree in writing that such documents and other information are accepted by it in accordance with the provisions of Section 11.18 hereof.

(d)          For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of the Liquidity Loans and Liquidity Loan Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Liquidity Bank of any Liquidity Loan Note or any part of the Liquidity Loans to any Federal Reserve Bank or any other central bank in accordance with applicable law; provided that any sale or foreclosure of any assignment for security shall be subject to the other provisions of this subsection relating to absolute assignments.

(e)           Notwithstanding anything to the contrary contained herein, any Liquidity Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and BAFC, the option to provide to BAFC or the Depositary in accordance with Section 3.01 all or any part of any Liquidity Loan that such Granting Bank would otherwise be obligated to make to BAFC or the Depositary pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Liquidity Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Liquidity Loan, the Granting Bank shall be  obligated to make such Liquidity Loan pursuant to the terms hereof.  The making of a Liquidity Loan by an SPC hereunder shall utilize the Liquidity Commitment of the Granting Bank to the same extent, and as if, such Liquidity Loan were made by such Granting Bank.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank).  In furtherance of the foregoing, each party hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 11.05, any SPC may (i) with notice to, but without the prior written consent of, BAFC and the Administrative Agent and without paying any processing fee therefore, assign all or a portion of its interest in any Liquidity Loan to the Granting Bank or to any financial institutions (consented to by BAFC and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Liquidity Loans and (ii) disclose on a confidential basis any non-public information relating to its Liquidity Loans  to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section may not be amended without the written consent of the SPC.

(f)         The Administrative Agent shall, on behalf of BAFC, maintain at its Notice Address a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Liquidity Banks and the Liquidity Commitment of, and the principal amount (and stated interest) of the Liquidity Loans owing to, each Liquidity Banks from time to time, which Register shall be made available to BAFC and any Liquidity Bank upon reasonable request.  The entries in the Register shall be conclusive, in the absence of manifest error, and BAFC, the Administrative Agent and the Liquidity Banks shall treat each Person whose name is recorded in the Register as the owner of the Liquidity Loans and any Liquidity Notes evidencing the Liquidity Loans recorded therein for all purposes of this Agreement.  Any assignment of any Liquidity Loan, whether or not evidenced by a Liquidity Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Liquidity Note shall expressly so provide).  Any assignment or transfer of all or part of a Liquidity Loan evidenced by a Liquidity Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Liquidity Note evidencing such Liquidity Loan, accompanied by a duly executed Assignment and Acceptance Agreement, and thereupon one or more new Liquidity Notes shall be issued to the designated assignee.

SECTION 11.06     Notices, Requests, Demands.  Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail (or other overnight courier service), postage prepaid, return receipt requested, or by facsimile transmission, and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective Notice Addressees (or to their respective facsimile transmission numbers), and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party.

If to a Liquidity Bank other than the Administrative Agent, notice shall be made in accordance with the information set forth with respect to each Liquidity Bank on the signature page hereto.

SECTION 11.07    Survival.  All representations and warranties contained in Article IX shall survive the execution and delivery of this Agreement and each Liquidity Loan Note and shall continue only so long as and until such time as all indebtedness hereunder and under Commercial Paper and the Liquidity Loan Notes shall have been paid in full and the Liquidity Banks no longer have any Liquidity Commitment hereunder.  The provisions of Sections 4.05, 4.06, 10.01, 11.04 and 11.12 hereof shall also survive termination of this Agreement.

SECTION 11.08    GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND UNDER EACH LIQUIDITY LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 11.09    Counterparts.  This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

SECTION 11.10    Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of a Mandatory Liquidation Event, each Liquidity Bank is hereby authorized at any time or from time to time, without notice to BAFC or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Liquidity Bank to or for the credit or the account of BAFC against and on account of the obligations and liabilities of BAFC to such Liquidity Bank under this Agreement and the Liquidity Loan Notes, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or the Liquidity Loan Notes, irrespective of whether or not such Liquidity Bank shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided, however, that the rights of the Administrative Agent and the Liquidity Banks to the Collateral Accounts shall be governed by the Security Agreement.

If any Liquidity Bank, whether by setoff or otherwise, has payment made to it upon its Liquidity Loans (other than payments received pursuant to Sections 4.03(c)(ii), 4.05, 4.06 or 11.04) in a greater proportion than that received by any other Liquidity Bank, such Liquidity Bank agrees, promptly upon demand, to purchase a portion of the Liquidity Loans held by the other Liquidity Banks so that after such purchase each Liquidity Bank will hold its ratable proportion of Liquidity Loans.

SECTION 11.11  Further Assurances.  BAFC agrees to do such further acts and things and to execute and deliver to the Administrative Agent such additional assignments, agreements, powers and instruments, as the Administrative Agent may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Administrative Agent its rights, powers and remedies hereunder.

SECTION 11.12    WAIVERS OF JURY TRIAL.  BAFC, THE ADMINISTRATIVE AGENT AND THE LIQUIDITY BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 11.13     No Bankruptcy Petition Against BAFC; Liability of BAFC.

(a)           Each of the Administrative Agent, Liquidity Banks and the Participants hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper, it will not institute against, or join with or assist any other Person in instituting against, BAFC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Applicable Insolvency Laws.  This Section 11.13 shall survive the termination of this Agreement.

(b)          Notwithstanding any other provision hereof or of any other Transaction Documents, the sole remedy of the Administrative Agent, any Liquidity Bank or any other Person in respect of any obligation, covenant, representation, warranty or agreement of BAFC under or related to this Agreement or any other Transaction Document shall be against the assets of BAFC.  Neither the Administrative Agent, nor any Liquidity Bank nor any other Person shall have any claim against BAFC to the extent that such assets are insufficient to meet such obligations, covenant, representation, warranty or agreement (the difference being referred to herein as a “shortfall”) and all claims in respect of the shortfall shall be extinguished; provided, however, that the provisions of this Section 11.13 apply solely to the obligations of BAFC and shall not extinguish such shortfall for purposes of the obligations of the Guarantor to any Person under the Guaranty.

SECTION 11.14    No Recourse Loan.  The obligations of BAFC under this Agreement, the Liquidity Loan Notes, the Depositary Agreement, the Security Agreement and all other Transaction Documents are solely the corporate obligations of BAFC.  No recourse shall be had for the payment of any amount owing in respect of Liquidity Loans or for the payment of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement, the Liquidity Loan Notes, the Depositary Agreement, the Security Agreement, or any other Transaction Document against any member, employee, officer, director or incorporator of BAFC.

SECTION 11.15    Knowledge of BAFC.  BAFC shall be entitled to assume that no Mandatory Liquidation Event shall have occurred and be continuing, unless a Responsible Officer of BAFC has actual knowledge thereof or BAFC has received notice from any Person that such Person considers that such a Mandatory Liquidation Event has occurred and is continuing.

SECTION 11.16   Descriptive Headings.  The descriptive headings of the various sections of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

SECTION 11.17     Consent to Jurisdiction and Service of Process.  The parties irrevocably agree that any legal proceeding in respect of this Agreement may be brought in the courts of the State of New York sitting in the Borough of Manhattan or the United States District Court of the Southern District of New York sitting in the Borough of Manhattan (collectively, the “Specified Courts”).  The parties hereby irrevocably submit to the nonexclusive jurisdiction of the state and federal courts of the State of New York.  The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any Specified Court, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The parties further irrevocably consent to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to any party at its address as provided in this Agreement or as otherwise provided by applicable law.  Nothing herein shall affect the right of any party to commence proceedings or otherwise proceed against any other party in any jurisdiction or to serve process in any other manner permitted by applicable law.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. BAFC hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.17 any special, exemplary, punitive or consequential damages.
This Section 11.17 shall survive the termination of this Agreement.

SECTION 11.18    Confidentiality.  Each Liquidity Bank and the Administrative Agent hereby agree that all knowledge of information, practices, books, correspondence and records provided to it by BAFC is to be regarded as confidential information and agrees that (i) it shall retain in strict confidence and shall use reasonable efforts to ensure that its representatives retain in strict confidence and will not disclose without the prior written consent of BAFC any or all of such information, practices, books, correspondence and records furnished to them and (ii) it will not, and will use its best efforts to ensure that its representatives will not, make any use whatsoever (other than for the purposes contemplated by this Agreement and the other Transaction Documents) of any of such information, practices, books, correspondence and records without the prior written consent of BAFC, unless such information is generally available to the public or is required by law, regulation, court order, stock exchange or by any regulatory authority having jurisdiction over it, to be disclosed or is disclosed to any credit insurance provider relating to BAFC and its obligations or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement.  Notwithstanding the foregoing, each Liquidity Bank and the Administrative Agent may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Liquidity Banks in connection with the administration of this Agreement, the other Loan Documents, and the Liquidity Commitments; provided, that the Administrative Agent and the Liquidity Banks shall have obtained such service providers’ written agreement to maintain the confidentiality of all non-public information relating to this Agreement.

SECTION 11.19     Acknowledgments.  BAFC hereby acknowledges and agrees that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Commercial Paper Program Documents;

(b)           neither the Administrative Agent nor any Liquidity Bank has any fiduciary relationship with or duty to BAFC arising out of or in connection with this Agreement or any of the other Commercial Paper Program Documents, and the relationship between Administrative Agent and Liquidity Banks, on one hand, and BAFC, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)            no joint venture is created hereby or by the other Commercial Paper Program Documents or otherwise exists by virtue of the transactions contemplated hereby among the Liquidity Banks or among BAFC and the Liquidity Banks.

SECTION 11.20     Final Agreement.  THIS WRITTEN AGREEMENT AND THE LIQUIDITY LOAN NOTES REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 11.21    U.S.A. PATRIOT Act.  Each Liquidity Bank hereby notifies BAFC that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies BAFC, which information includes the name and address of BAFC and other information that will allow such Liquidity Bank to identify BAFC in accordance with the Patriot Act.

SECTION 11.22    Acknowledgment and Consent to Bail-In of EEA Financial Institution.  Notwithstanding anything to the contrary in any Commercial Paper Program Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Commercial Paper Program Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Commercial Paper Program Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Thirteenth Amended and Restated Liquidity Agreement to be duly executed and delivered as of the date first above written.

BUNGE ASSET FUNDING CORP.

By:	/s/ Rajat Gupta
Printed Name:	Rajat Gupta
Title:	President

[Thirteenth A&R Liquidity Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Liquidity Bank

By:	/s/ Tony Yung
Printed Name:	Tony Yung
Title:	Executive Director

[Thirteenth A&R Liquidity Agreement]

CITIBANK, N.A., as Syndication Agent and Liquidity Bank

By:	/s/ Carolyn Kee
Printed Name:	Carolyn Kee
Title:	Vice President

[Thirteenth A&R Liquidity Agreement]

BNP PARIBAS, as Co-Documentation Agent and Liquidity Bank

By:	/s/ Brendan Heneghan
Printed Name:	Brendan Heneghan
Title:	Director

By:	/s/ Ade Adedeji
Printed Name:	Ade Adedeji
Title:	Vice President

[Thirteenth A&R Liquidity Agreement]

MIZUHO BANK, LTD., as Co-Documentation Agent and Liquidity Bank

By:	/s/ Donna DeMagistris
Printed Name:	Donna DeMagistris
Title:	Authorized Signatory

[Thirteenth A&R Liquidity Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Co-Documentation Agent and Liquidity Bank

By:	/s/ James D. Weinstein
Printed Name:	James D. Weinstein
Title:	Managing Director

[Thirteenth A&R Liquidity Agreement]

US BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and Liquidity Bank

By:	/s/ James D. Pegues
Printed Name:	James D. Pegues
Title:	Vice President

[Thirteenth A&R Liquidity Agreement]

MUFG BANK, LTD., as Liquidity Bank

By:	/s/ Christopher Facenda
Printed Name:	Christopher Facenda
Title:	Director

[Thirteenth A&R Liquidity Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Liquidity Bank

By:	/s/ Judy Smith
Printed Name:	Judy Smith
Title:	Authorized Signatory

By:	/s/ Christopher Zybrick
Printed Name:	Christopher Zybrick
Title:	Authorized Signatory

[Thirteenth A&R Liquidity Agreement]

PNC Bank, National Association, as Liquidity Bank

By:	/s/ Trevor Rogers
Printed Name:	Trevor Rogers
Title:	Vice President

[Thirteenth A&R Liquidity Agreement]

The Bank of Nova Scotia, as Liquidity Bank

By:	/s/ Sangeeta Shah
Printed Name:	Sangeeta Shah
Title:	Director

[Thirteenth A&R Liquidity Agreement]

Wells Fargo Bank, National Association, as Liquidity Bank

By:	/s/ Peter Kiedrowski
Printed Name:	Peter Kiedrowski
Title:	Managing Director

[Thirteenth A&R Liquidity Agreement]

COOPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

By:	/s/ Sebastian Ribatta
Printed Name:	Sebastian Ribatta
Title:	Managing Director

By:	/s/ Hayden Scarr
Printed Name:	Hayden Scarr
Title:	Executive Director

[Thirteenth A&R Liquidity Agreement]

Credit Agricole Corporate and Investment Bank, as Liquidity Bank

By:	/s/ Jill Wong
Printed Name:	Jill Wong
Title:	Director

By:	/s/ Gordon Yip
Printed Name:	Gordon Yip
Title:	Director

[Thirteenth A&R Liquidity Agreement]

BMO HARRIS BANK N.A., as Liquidity Bank

By:	/s/ Joan Murphy
Printed Name:	Joan Murphy
Title:	Managing Director

[Thirteenth A&R Liquidity Agreement]

GOLDMAN SACHS BANK USA, as Liquidity Bank

By:	/s/ Ryan Durkin
Printed Name:	Ryan Durkin
Title:	Authorized Signatory

[Thirteenth A&R Liquidity Agreement]

STANDARD CHARTERED BANK, as Liquidity Bank

By:	/s/ Daniel Mattern
Printed Name:	Daniel Mattern
Title:	Associate Director

[Thirteenth A&R Liquidity Agreement]

ING BANK N.V., as Liquidity Bank

By:	/s/ Geert Bierman
Printed Name:	Geert Bierman
Title:	Director

By:	/s/ Lars Vriens
Printed Name:	Lars Vriens
Title:	Managing Director

[Thirteenth A&R Liquidity Agreement]

ANNEX Y

Liquidity Commitments	Expiration Date: December 14, 2023

Banks	Percentage of Aggregate Liquidity Commitment	Dollar Amount
JPMorgan Chase Bank, N.A.	13.33%	$80,000,000
Citibank, N.A.	8.33%	$50,000,000
BNP Paribas	8.33%	$50,000,000
Mizuho Bank, Ltd.	8.33%	$50,000,000
Sumitomo Mitsui Banking Corporation	8.33%	$50,000,000
U.S. Bank National Association	8.33%	$50,000,000
MUFG Bank, Ltd.	5.83%	$35,000,000
Credit Suisse AG, Cayman Islands Branch	5.00%	$30,000,000
PNC Bank, National Association	5.00%	$30,000,000
Standard Chartered Bank	5.00%	$30,000,000
The Bank of Nova Scotia	5.00%	$30,000,000
Wells Fargo Bank, National Association	4.17%	$25,000,000
Cooperatieve Rabobank U.A., New York Branch	3.33%	$20,000,000
Credit Agricole Corporate and Investment Bank	3.33%	$20,000,000
ING Bank	3.33%	$20,000,000
BMO Harris Bank, N.A.	2.50%	$15,000,000
Goldman Sachs Bank USA	2.50%	$15,000,000
TOTAL	100.0%	$600,000,000

Y-1

EXHIBIT A to
Liquidity Agreement

BUNGE ASSET FUNDING CORP.

LIQUIDITY LOAN NOTE

$_______________	New York, New York

[_____________], 2018

FOR VALUE RECEIVED, BUNGE ASSET FUNDING CORP., a Delaware  corporation (“BAFC”), hereby promises to pay to the order of ______________________________ (the “Liquidity Bank”), in lawful money of the United States of America in immediately available funds, at the office of the Administrative Agent (as defined in the Liquidity Agreement referred to below) located at New York, New York, on the Liquidity Commitment Expiration Date (as defined in the Liquidity Agreement referred to below) the principal sum of __________________________ or, if less, then the unpaid principal amount of all Liquidity Loans (as defined in the Liquidity Agreement) made by the Liquidity Bank pursuant to the Liquidity Agreement.

BAFC promises also to pay interest on the unpaid principal amount of each Liquidity Loan made by the Liquidity Bank in like money at said office from the date hereof until paid at the rates and at the times provided in Section 3.03 of the Liquidity Agreement.

This Liquidity Loan Note evidences indebtedness incurred under and is subject to the terms and provisions of and entitled to the benefits of a Thirteenth Amended and Restated Liquidity Agreement, dated as of December 14, 2018 (as from time to time in effect, the “Liquidity Agreement”), among BAFC, certain lenders (including the Liquidity Bank) and JPMorgan Chase Bank, N.A., as agent for such lenders (the “Administrative Agent”).  This Note is secured by the Fifth Amended and Restated Security Agreement dated as of November 17, 2014, as from time to time in effect, among BAFC, the Administrative Agent, Coöperatieve Rabobank U.A., New York Branch, as Letter of Credit Agent, the Servicer and The Bank of New York Mellon, as Collateral Agent.

As provided in the Liquidity Agreement, this Note is subject to voluntary and mandatory prepayment, in whole or in part.

In case a Mandatory Liquidation Event (as defined in the Liquidity Agreement) shall occur and be continuing, the principal of and accrued interest on this Liquidity Loan Note may be declared to be due and payable in the manner and with the effect provided in the Liquidity Agreement.

A-1

Any assignment of any Liquidity Loan or this Liquidity Loan Note shall be effective only upon appropriate entries with respect thereto being made in the Register (as defined in the Liquidity Agreement).

BAFC hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

BUNGE ASSET FUNDING CORP.

By:
Printed Name:
Title:

A-2

EXHIBIT B to
Liquidity Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Thirteenth Amended and Restated Liquidity Agreement, dated as of December 14, 2018 (the “Liquidity Agreement”), among Bunge Asset Funding Corp., JP Morgan Chase Bank, N.A. as Administrative Agent and the Liquidity Banks named therein.  Terms defined in the Liquidity Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Annex 1 agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Liquidity Agreement as of the date hereof equal to the percentage interest specified on Annex 1 of all outstanding rights and obligations under the Liquidity Agreement.  After giving effect to such sale and assignment, the Assignee’s Percentage of the Aggregate Liquidity Commitment and the amount of Liquidity Loans owing to the Assignee will be as set forth on Annex 1.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Program Party or the performance or observance by any Program Party of any of its obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches the Liquidity Loan Note or Notes held by the Assignor and requests that the Administrative Agent exchange such Liquidity Loan Note or Notes for a new Liquidity Loan Note or Notes payable to the order of the Assignee in an amount equal to the Percentage of the Aggregate Liquidity Commitment assumed by the Assignee pursuant hereto or new Liquidity Loan Notes payable to the order of the Assignee in an amount equal to the Percentage of the Aggregate Liquidity Commitment assumed by the Assignee pursuant hereto and to the order of the Assignor in an amount equal to the Percentage of the Aggregate Liquidity Commitment retained by the Assignor under the Liquidity Agreement, respectively, as specified on Annex 1.

3. The Assignee (i) confirms that it has received a copy of the Liquidity Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Liquidity Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Liquidity Agreement; (iii) attaches the letters from each Series 2000-1 Rating Agency required by subsection 11.05(a)(iv) of the Liquidity Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Liquidity Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Liquidity Agreement are required to be performed by it as a Liquidity Bank (including the obligations set forth at Sections 11.12 and 11.17 of the Liquidity Agreement); and (vi) attaches any tax form required under Section 4.06(e) or (f) of the Liquidity Agreement.

4. Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent and the Guarantor for acceptance.  The effective date for this Assignment and Assumption (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent and the Guarantor, unless otherwise specified on Annex 1.

5. Upon such acceptance by the Administrative Agent and the Guarantor, as of the Effective Date, (i) the Assignee shall be a party to the Liquidity Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Liquidity Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Liquidity Agreement.

6. Upon such acceptance by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Liquidity Agreement and the Liquidity Loan Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Liquidity Agreement and the Liquidity Loan Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Assumption may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Annex 1 to this Assignment and Assumption by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Annex 1 to this Assignment and Assumption to be executed by their officers thereunto duly authorized as of the date specified thereon.

ANNEX 1
TO
ASSIGNMENT AND ASSUMPTION

Percentage of Aggregate Liquidity Commitment assigned:	____________%

Assignee’s Percentage of the Aggregate Liquidity Commitment (in Dollars) and Principal Amount of Liquidity Loan Note payable to Assignee after giving effect to such sale and assignment:	$ ____________

Principal Amount of Liquidity Loans payable to Assignee after giving effect to such sale and assignment:	$ ____________

Assignor’s Percentage of the Aggregate Liquidity Commitment after giving effect to such sale and assignment:	____________ %

Assignor’s Percentage of the Aggregate Liquidity Commitment (in Dollars) and Principal Amount of Liquidity Loan Note payable to Assignor after giving effect to such sale and assignment:	$ ____________

Principal Amount of Liquidity Loans payable to Assignor after iving effect to such sale and assignment:	$ ____________

Effective Date (if other than date of acceptance by Administrative Agent):	________________, 201__

[_________________________________________], as Assignor,
By
Title

Dated	_____________, 20__

[_________________________________________], as Assignee,
By
Title

Dated	_____________, 20__

Accepted this ____ day of __________ 201_

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

Date:	_____________, 20 __

BUNGE LIMITED, as Guarantor

By:
Title:

Date:	_____________, 20 __

EXHIBIT C-1 to
Liquidity Agreement

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
(For Non-U.S. Liquidity Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Thirteenth Amended and Restated Liquidity Agreement, dated as of December 14, 2018 (as amended, supplemented or otherwise modified from time to time, the “Liquidity Agreement”) among BUNGE ASSET FUNDING CORP., a Delaware corporation (“BAFC”), the several banks and other financial institutions from time to time parties thereto (the “Liquidity Banks”), and JPMORGAN CHASE BANK, N.A., as agent for the Liquidity Banks (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 4.06 of the Liquidity Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Liquidity Loan(s) (as well as any Liquidity Loan Note(s) evidencing such Liquidity Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of BAFC within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to BAFC as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and BAFC with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform BAFC and the Administrative Agent, and (2) the undersigned shall have at all times furnished BAFC and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Liquidity Agreement and used herein shall have the meanings given to them in the Liquidity Agreement.

[NAME OF LIQUIDITY BANK]

By
Name:
Title:

Dated		_____________, 20 __

EXHIBIT C-2 to
Liquidity Agreement

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
 (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Thirteenth Amended and Restated Liquidity Agreement, dated as of December 14, 2018 (as amended, supplemented or otherwise modified from time to time, the “Liquidity Agreement”) among BUNGE ASSET FUNDING CORP., a Delaware corporation (“BAFC”), the several banks and other financial institutions from time to time parties thereto (the “Liquidity Banks”), and JPMORGAN CHASE BANK, N.A., as agent for the Liquidity Banks (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 4.06 of the Liquidity Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of BAFC within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to BAFC as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Liquidity Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Liquidity Bank in writing, and (2) the undersigned shall have at all times furnished such Liquidity Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Liquidity Agreement and used herein shall have the meanings given to them in the Liquidity Agreement.

[NAME OF PARTICIPANT]

By
Name:
Title:

Dated		_____________, 20 __

EXHIBIT C-3 to
Liquidity Agreement

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
 (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Thirteenth Amended and Restated Liquidity Agreement, dated as of December 14, 2018 (as amended, supplemented or otherwise modified from time to time, the “Liquidity Agreement”) among BUNGE ASSET FUNDING CORP., a Delaware corporation (“BAFC”), the several banks and other financial institutions from time to time parties thereto (the “Liquidity Banks”), and JPMORGAN CHASE BANK, N.A., as agent for the Liquidity Banks (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 4.06 of the Liquidity Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of BAFC within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to BAFC as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Liquidity Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Liquidity Bank and (2) the undersigned shall have at all times furnished such Liquidity Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Liquidity Agreement and used herein shall have the meanings given to them in the Liquidity Agreement.

[NAME OF PARTICIPANT]

By
Name:
Title:

Dated		_____________, 20 __

EXHIBIT C-4 to
Liquidity Agreement

FORM OF U.S. TAX COMPLIANCE EXEMPTION CERTIFICATE
 (For Non-U.S. Liquidity Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Thirteenth Amended and Restated Liquidity Agreement, dated as of December 14, 2018 (as amended, supplemented or otherwise modified from time to time, the “Liquidity Agreement”) among BUNGE ASSET FUNDING CORP., a Delaware corporation (“BAFC”), the several banks and other financial institutions from time to time parties thereto (the “Liquidity Banks”), and JPMORGAN CHASE BANK, N.A., as agent for the Liquidity Banks (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 4.06 of the Liquidity Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Liquidity Loan(s) (as well as any Liquidity Loan Note(s) evidencing such Liquidity Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Liquidity Loan(s) (as well as any Liquidity Loan Note(s) evidencing such Liquidity Loan(s)), (iii) with respect to the extension of credit pursuant to this Liquidity Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of BAFC within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to BAFC as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and BAFC with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform BAFC and the Administrative Agent, and (2) the undersigned shall have at all times furnished BAFC and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Liquidity Agreement and used herein shall have the meanings given to them in the Liquidity Agreement.

[NAME OF LIQUIDITY BANK]

By
Name:
Title:

Dated		_____________, 20 __